Form 10-K, Exhibit 13
period 1995-12-31
EMPIRE STATE BUILDING ASSOCIATES
filed 1996-04-01
CIK 32776

[LETTERHEAD OF
         WIEN MALKIN & BETTEX
         COUNSELLORS AT LAW]








                                            March 6, 1996




        TO PARTICIPANTS IN EMPIRE STATE BUILDING ASSOCIATES
             Federal Identification Number 13-6084254

             We enclose the annual report of Empire State Building Associates for the year ended December 31, 1995.

             We also enclose the comparative statement of operations under the sublease for the years 1995 and 1994. The sublessee paid all basic rent due to Associates for regular monthly distri-butions to the participants. Regular monthly distributions totalling $3,889,333 per annum are at the rate of about 11.8% per annum on the original cash investment of $33,000,000.

             The sublease also provides for the payment of additional rent each year equal to 50% of the profit of the sublessee in excess of $1,000,000. The sublessee's loss for 1995 was $139,025 so that there was no additional rent payable by the sublessee for 1995 for extra distribution to the participants.

             The reduction in gross rent income results from an increase in vacancies and declining rents on renewals, reflecting the current market. For the year 1995, professional fees of $3,383,056 in the Statement of Income of the operating sublessee include $2,915,674 paid to outside counsel and other independent professional firms. Of this amount, $1,769,483 was paid to the law firm of Paul, Weiss, Rifkind, Wharton & Garrison in connec-tion with the prosecution of various legal matters against companies through which Donald Trump and foreign investors allegedly obtained fee title to the Empire State Building in 1994, subject to the master lease of Empire State Building Associates through January 5, 2076.

             Associates also has incurred professional fees in connection with pending litigation referred to in the footnotes to the financial statements of Associates which will ultimately be borne by Empire State Building Company.

             The more than $60,000,000 comprehensive improvement program undertaken in 1990 by Empire State Building Company is proceeding



                                       (over)







        on schedule. Company has installed approximately 6,400 new thermopane windows and new roofs on setbacks and on the 86th floor Observatory, and completed the waterproofing of the exterior. Work continues on the restoration of the Building facade and cornerstones. A new state-of-the-art computerized elevator control system is operative for the Building's 60 elevators and a new state-of-the-art fire safety system for the Building is complete and being reviewed by the New York City Fire Department.

             Retrofitting of the Building's domestic water system, including pumps and control systems, rehabilitation of the chiller plant and a major program of compliance with the Americans with Disabilities Act for both the Building and the Observatory are also complete. The construction of a new Observatory ticket office, improvements to the Concourse and a security system upgrade are nearing completion. In progress is the waterproofing of the mast at the peak of this great landmark.

             During the six years from 1990 through 1995, Company has expended about $49,000,000 in connection with the improvement program. Company anticipates additional expenditures of approxi-mately $15,000,000 for years subsequent to 1995 plus the cost of a program to enhance the public corridors on the upper floors of the Building which is now being prepared.

             Company is paying these costs from cash flow without borrow-ing, and this reduces the profit available for additional rent to Associates and for extra distributions to participants. The building is thus being continuously improved as well as excel-lently maintained without incurring substantial financing charges. If current occupancy is maintained, the sublessee anticipates that operation of the property may permit resumption of additional rent and extra distribution to participants for 1996.

             The Empire State Building has won many awards, including the prestigious Building Owners and Managers Association (BOMA) "Building of the Year Award" in 1988, 1989 and 1992. The award is given in recognition of achieving the highest level of excel-lence in management, upkeep, operations and historic preserva-tion. The Building has received this award in three categories:
        New York Metropolitan, Mid-Atlantic Regional and the International Category. The Empire State Building continues to be one of the world's greatest and best maintained buildings.

                During 1994 a New State of the Art Master FM Antenna became operational. The cost, in excess of $3,000,000, was borne by the FM Licensees. This antenna has already attracted additional licensees and will result in a substantial increase in revenue from existing and new stations.




                                     (continued)






             While the reported income of Empire State Building
        Associates for the year 1995 was $3,716,420, distributions of $3,889,333 were made to participants. The difference is treated as a return of capital investment, rather than as taxable income. It arises mainly because of amortization of the leasehold.

             Taking into account that a portion of prior distributions constituted a return of capital, the average capital investment for the year 1995 was $5,723,423. Distributions of $3,889,333 were about 68% on the average capital. The book value on December 31, 1995 of an original cash investment of $10,000 was $1,190.

             In the consent solicitation letter of September 13, 1991, the participants were requested voluntarily to approve additional compensation to Wien, Malkin & Bettex, summarized as follows:
        a) 10% of the net proceeds of capital transactions otherwise dis-tributable to participants after return of the original cash in-vestment and b) 10% of any reduction in master lease rent, other than the reductions scheduled to occur in 1992 and 2013. Those participants authorizing such additional compensation to Wien, Malkin & Bettex will receive from Wien, Malkin & Bettex on an annual basis through January 5, 2076, their pro rata share of the scheduled increase in additional payments to be paid to Wien, Malkin & Bettex from the reduction in master lease rent effective in 1992 and 2013. This amounts to $45,017 per annum commencing in 1992 and $52,405 per annum commencing in 2013. Each such par-ticipant holding a $10,000 participation will receive each year $13.64 for 1992 through 2012 and $15.88 from 2013. The first payment to consenting participants on account of the year 1992 was included in the check distributed on February 28, 1993. The enclosed Schedule K-1 notes the amount you received on February 28, 1995 which should be reported on your 1995 income tax returns. The payment for 1995 was mailed to you on March 1, 1996 and will be reportable on your 1996 income tax returns.

             The enclosed Schedule K-1 form(s) (Form 1065), containing 1995 tax information, must be reviewed in detail by your accoun-tant.

             If you have any question about the enclosed material, please communicate with us at our New York office or, if it is more con-venient, at our branch office in Palm Beach, Florida.

             Please retain this letter and the enclosed Schedule K-1 form(s) for the preparation of your income tax returns for the year 1995.

                                            Cordially yours,

                                            WIEN, MALKIN & BETTEX

                                            By:  Stanley Katzman
        SK:mg
        Encs.

[LETTERHEAD OF
 JACOBS EVALL & BLUMENFELD LLP
 CERTIFIED PUBLIC ACCOUNTANTS]








                                   INDEPENDENT ACCOUNTANTS' REPORT



To the participants in Empire State Building Associates
(a Partnership):


We have audited the accompanying balance sheet of Empire State Building Associates ("Associates") as of December 31, 1995, and the related statements of income, partners' capital and cash flows for the year then ended. These financial statements are the responsibility of Associates' management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Empire State Building Associates as of December 31, 1995, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

As discussed in Note 7 to the financial statements, Associates has been included as a defendant in actions with other related parties, including the Agents for Associates and Empire State Building Company, as sublessee.


                                    Jacobs Evall & Blumenfeld LLP

February 27, 1996











                                    EMPIRE STATE BUILDING ASSOCIATES

                                          FINANCIAL STATEMENTS

                                                   AND

                                     INDEPENDENT ACCOUNTANTS' REPORT

                                      YEAR ENDED DECEMBER 31, 1995

                                    EMPIRE STATE BUILDING ASSOCIATES

                                              BALANCE SHEET

                                            DECEMBER 31, 1995





Assets
   Cash and cash equivalents:
      The Chase Manhattan Bank                                    $      2,936
      Distribution account held
       by Wien, Malkin & Bettex                                        324,111
      Fidelity U.S. Treasury
       Income Portfolio                                                 32,458

                                                                       359,505

   Prepaid rent                                                         23,831

   Leasehold on Empire State Building,
    350 Fifth Avenue, New York, N.Y.                 $39,000,000
      Less: Accumulated amortization
             of leasehold                             35,456,020     3,543,980

            Total assets                                            $3,927,316




Liabilities and partners' capital
   Liabilities                                                  $            0

   Contingency

   Partners' capital                                                 3,927,316

            Total liabilities and partners' capital                 $3,927,316




                             See accompanying notes to financial statements.

                                    EMPIRE STATE BUILDING ASSOCIATES

                                           STATEMENT OF INCOME

                                      YEAR ENDED DECEMBER 31, 1995





Income:

   Basic rent                                                       $6,018,750
   Dividend income                                                      35,556

            Total income                                             6,054,306


Expenses:

   Leasehold rent                                                    1,970,000
   Supervisory services                                                159,417

            Total expenses                                           2,129,417

Income before amortization of leasehold                              3,924,889

Amortization of leasehold                                              208,469

Net income                                                          $3,716,420
















                             See accompanying notes to financial statements.

                                    EMPIRE STATE BUILDING ASSOCIATES

                                     STATEMENT OF PARTNERS' CAPITAL

                                      YEAR ENDED DECEMBER 31, 1995





Partners' capital, January 1, 1995                                 $ 7,519,530

   Add, Net income for the year ended
    December 31, 1995                                                3,716,420

                                                                    11,235,950

   Less, Distributions:

      Monthly distributions,
       January 1, 1995 through
         December 31, 1995                           $ 3,889,333

      Additional distribution
         on February 28, 1995                          3,419,301
                                                                     7,308,634


               Partners' capital, December 31, 1995                $ 3,927,316



















                             See accompanying notes to financial statements.

                                    EMPIRE STATE BUILDING ASSOCIATES

                                         STATEMENT OF CASH FLOWS

                                      YEAR ENDED DECEMBER 31, 1995





Cash flows from operating activities

   Net income                                                      $ 3,716,420

   Adjustments to reconcile net income to
    cash provided by operating activities:

      Amortization of leasehold                                        208,469
      Changes in operating assets and liabilities:
         Additional rent due from
           Empire State Building Company                                97,887
         Accrued supervisory services                                   (8,253)

               Net cash provided by operating activities             4,014,523


Cash flows from financing activities

   Monthly distributions to participants                            (3,889,333)
   Additional distribution to participants
     on February 28, 1995                                           (3,419,301)

               Net cash used in financing activities                (7,308,634)

Net decrease in cash and cash equivalents                           (3,294,111)

Cash and cash equivalents, beginning of year                         3,653,616

               Cash and cash equivalents, end of year              $   359,505







                             See accompanying notes to financial statements.

                                    EMPIRE STATE BUILDING ASSOCIATES

                                      NOTES TO FINANCIAL STATEMENTS

                                           DECEMBER 31, 1995




1.   Business Activity

     Empire State Building Associates ("Associates") is a general partnership which owns the master leasehold on the Empire State Building, located at 350 Fifth Avenue, New York City. Associates subleases the property to Empire State Building Company ("Company").



2.   Summary of Significant Accounting Policies

         Cash and cash equivalents

         Cash and cash equivalents include investments in money market funds and all highly liquid debt instruments purchased with a maturity of three months or less.

         Leasehold and amortization

         The leasehold is stated at cost. In 1988 Associates determined that it would exercise its first renewal option under the lease, and did so in January 1989. Amortization of the leasehold is being computed by the straight-line method over the revised estimated useful life of 25 years, from January 1, 1988 to January 5, 2013 (see Note 4).

         Use of estimates

         In preparing financial statements in conformity with generally accepted accounting principles, management often makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.



3.   Rent Income and Related Party Transactions

     The sublease provides for the same first renewal term and additional renewal options as the leasehold (see Note 4), less one day. In accordance with the terms of the operating sublease, annual minimum net basic rent is $6,018,750 during the first renewal term, and $5,895,625 during each of the remaining three renewal terms.

                                    EMPIRE STATE BUILDING ASSOCIATES

                                      NOTES TO FINANCIAL STATEMENTS

                                            DECEMBER 31, 1995


3.   Rent Income and Related Party Transactions (continued)

     Additional rent under the sublease is payable in an amount equal to 50% of the sublessee's annual net income, as defined, in excess of $1,000,000. There was no additional rent earned for the year 1995.

     A partner in Associates is also a partner in the sublessee.


4.      Leasehold Rent

     Pursuant to an operating lease dated December 27, 1961, as modified February 15, 1965, with the Prudential Insurance Company of America ("Prudential"), leasehold rent represents the net basic rent of $1,970,000 per annum for the first renewal term from January 5, 1992 to January 5, 2013.

     The lease contains options for Associates to renew the leasehold for three additional terms of twenty-one years each. The basic rent is to be reduced to $1,723,750 per annum for each of the remaining three renewal terms.

     On November 27, 1991, Prudential sold the property to E. G. Holding Co., Inc. which, through merger and conveyance, reportedly transferred its interest as lessor to Trump Empire State Partners ("Trump") (see Note 7). Associates' rights under the master leasehold remain unchanged.




5.   Supervisory Services and Related Party Transactions

     Payments for supervisory services, including disbursements and cost of accounting services, are made to the firm of Wien, Malkin & Bettex. Some partners in that firm are also partners in Associates.

                                    EMPIRE STATE BUILDING ASSOCIATES

                                      NOTES TO FINANCIAL STATEMENTS

                                           DECEMBER 31, 1995



6.   Income Taxes

     Net income is computed without regard to income tax expense since Associates does not pay a tax on its income; instead, any such taxes are paid by the participants in their individual capacities.


7.   Litigation

     a. On October 21, 1991, the holder of a $20,000 original participation in Associates brought suit in New York Supreme Court, New York County against the Agents for Associates (Peter
           L. Malkin, Donald A. Bettex and Alvin Silverman); Company; Harry
           B. Helmsley ("Helmsley"), a partner in Company; and Wien, Malkin & Bettex, counsel to Associates. Associates is a nominal defendant. The suit claims that the defendants have engaged in breaches of fiduciary duty and acts of self-dealing in relation to the Agents' solicitation of consents and authorizations of the participants in Associates in September 1991 and in relation to other unrelated acts of the Agents and the sublessee. The suit is styled as a class action, but the Court has ruled that class certification shall not be granted. The suit seeks relief including an injunction and an accounting. On January 10, 1992, all defendants answered the complaint and denied all material allegations of liability and damage. The complaint does not seek any relief against Associates, and accordingly, Associates' counsel is of the opinion that no loss or other unfavorable outcome of the action against Associates is anticipated. The action has been dismissed against Company and Helmsley.

     b. In December 1994, Associates received a notice of default from Trump. The Trump default notice to Associates claims that Associates is in violation of its master lease because of extensive work which the sublessee, Company, has undertaken as part of an improvement program that commenced before Trump reportedly acquired its interest in the property in 1994. Trump's notice also complains that the building is in need of repairs.

         On February 14, 1995, Associates and Company filed an action in New York State Supreme Court against Trump for a declaratory judgment that none of the matters set forth in the notice of default constitutes a violation of the master lease or sublease, and that the notice of default is entirely without merit. Associates' and Company's suit also seeks an injunction to prevent Trump from implementing the notice of default.

                                    EMPIRE STATE BUILDING ASSOCIATES

                                      NOTES TO FINANCIAL STATEMENTS

                                           DECEMBER 31, 1995



7.   Litigation (continued)

         On February 15, 1995, Trump filed an action against Associates, Company, Wien, Malkin & Bettex, Helmsley, Helmsley-Spear, Inc. (the management company of the Empire State Building), and the Agents for Associates in New York State Supreme Court, alleging that the notice of default is valid and seeking damages and related relief based thereon. The defendants intend to defend against Trump's action and seek its dismissal. Counsel believes that Associates and Company should prevail in their actions against Trump, and that Trump's action should be dismissed.

         On March 24, 1995, the New York State Supreme Court granted Associates a preliminary injunction against Trump. The injunction prohibits Trump from acting on its notice of default to Associates, at any time, pending the prosecution of claims by Associates and Company for a final judgement granting a permanent injunction and other relief against the Trump defendants.

         In May, 1995, Associates and Company filed a separate legal action against Trump and various affiliated persons for breach of the master lease and sublease, and disparagement of the property in violation of Associates' and Company's leasehold rights. This action seeks money damages and related relief.



8.   Contingent Liability of Sublessee

     The State of New York has asserted a utility tax deficiency of $1,528,816, plus accrued interest, against the sublessee through December 31, 1992 in connection with electricity, water and steam charges to tenants. The Supreme Court, New York County granted summary judgement in favor of the State, which ruling was affirmed by the Appellate Division, First Department, holding that the State utility tax applies to such rent inclusion charges. The sublessee is seeking permission to appeal the Appellate Division decision before the Court of Appeals and the final outcome of the appeal cannot presently be determined. The City of New York has also asserted a utility tax deficiency of $277,125, plus accrued interest, against the sublessee through December 31, 1994 in connection with electricity, water and steam charges to tenants. An appeal before the New York City taxing authority is pending and the final outcome of the appeal cannot presently be determined.

                                    EMPIRE STATE BUILDING ASSOCIATES

                                      NOTES TO FINANCIAL STATEMENTS

                                            DECEMBER 31, 1995




8.   Contingent Liability of Sublessee (continued)

     If it is finally determined that the State's and City's positions are correct, the sublessee would also be liable for additional utility taxes for quarterly periods ending after December 31, 1992 for New York State utility tax and for periods after December 31, 1994 for New York City utility tax. Any amounts for which the sublessee might be ultimately liable would reduce the sublessee's net income in the year it becomes determinable, and may therefore impact additional rent payable to Associates.




9.   Concentration of Credit Risk

     Associates maintains cash balances in a bank, money market fund (Fidelity U.S. Treasury Income Portfolio), and a distribution account held by Wien, Malkin & Bettex. The bank balance is insured by the Federal Deposit Insurance Corporation up to $100,000, and at December 31, 1995 was completely insured. The cash in the money market fund and the distribution account held by Wien, Malkin & Bettex is not insured. The funds held in the distribution account were paid to the participants on January 1, 1996.

[LETTERHEAD OF
 MCGRATH, DOYLE & PHAIR
 CERTIFIED PUBLIC ACCOUNTANTS]







Empire State Building Company
60 East 42nd Street
New York, NY  10165

     We have audited the accompanying Comparative Combined Statement of Income of Empire State Building and Observatory for the years ended December 31, 1995 and 1994 for the purpose of determining "Net Operating Profit" and "Overage Rent" as those terms are defined in
Section 2.05 of Agreement of Sublease dated December 27, 1961. During the years ended December 31, 1995 and 1994, the entire building, with the exception of the Observatory, was operated by Empire State Building Company and the Observatory was operated by Empire State Building, Inc. The Combined Statement of Income is the responsibility of the management of Empire State Building Company and Empire State Building, Inc. Our responsibility is to express an opinion on the Combined Statement of Income based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Combined Statement of Income is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the Combined Statement of Income. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the accompanying Comparative Combined Statement of Income of Empire State Building and Observatory presents fairly, in all material respects, the Net Operating Profit and Overage Rent for the years ended December 31, 1995 and 1994, in conformity with Section
2.05 of the aforementioned Agreement dated December 27, 1961.

     As discussed in Note 3 to the Combined Statement of Income, the Empire State Building Company and other related parties have been named as defendants in legal actions. All defendants have denied all material allegations. It is not possible at this time to predict the outcome or range of potential loss, if any, which might result from those actions. No provision for any loss has been made in the accompanying Combined Statement of Income.

                                  MCGRATH, DOYLE & PHAIR

New York, NY
February 25, 1996

                      EMPIRE STATE BUILDING AND OBSERVATORY

                     COMPARATIVE COMBINED STATEMENT OF INCOME

                                   YEARS ENDED

                                DECEMBER 31, 1995

                                       AND

                                DECEMBER 31, 1994



































                                                          Dated:
                                                          New York, NY
                                                          February 25, 1996

                 Empire State Building and Observatory
               COMPARATIVE COMBINED STATEMENT OF INCOME

                                                             Increase
                                         December 31,          or
                                       1995        1994     (Decrease)
INCOME
  Rent, including electricity      $58,230,108 $65,853,217 $ (7,623,109)
  Observatory admissions            11,393,152   9,198,738    2,194,414
  Other observatory income           1,154,396   1,029,306      125,090
  Antenna rent                       5,058,865   4,816,368      242,497
  Lease cancellation                    80,678     589,527     (508,849)
  Percentage rent                      406,201     320,867       85,334
  Chilled water                          1,458      18,951      (17,493)
  Other                                683,840     917,394     (233,554)
  Total income                      77,008,698  82,744,368   (5,735,670)

OPERATING EXPENSES
  Rent                               6,018,750   6,018,750        -
  Real estate taxes                 21,736,494  21,675,911      60,583
  Wages and contract cleaning        9,502,332   8,898,800     603,532
  Electricity                        4,757,344   5,314,538    (557,194)
  Tenants' and building
    alterations, repairs and
    supplies                        18,653,393  20,659,822  (2,006,429)
  Management fees and leasing
    commissions (Note 1)             1,828,691   1,729,761      98,930
  Observatory:
    Wages                            1,406,899   1,139,128     267,771
    Advertising and public
      relations                        202,141     211,221      (9,080)
    Payroll taxes and other
      labor costs                      421,111     281,191     139,920
    Other taxes and expenses           322,246     263,873      58,373
  Steam                              1,355,863     932,583     423,280
  Professional fees (Note 2)         3,383,056   1,317,306   2,065,750
  Payroll taxes and other
   labor costs                       3,051,412   2,681,510     369,902
  Insurance                            811,673     704,020     107,653
  Water                                135,043      78,603      56,440
  Rubbish removal                      529,142     537,679      (8,537)
  Advertising                          325,833     312,944      12,889
  Protection service                 1,697,078   1,125,625     571,453
  Telephone                             67,709      74,625      (6,916)
  Fire alarm service                    87,782      64,716      23,066
  Directory service                     10,043      14,177      (4,134)
  Utility and vault taxes              159,663     156,591       3,072
  Paging and other
   intercommunication                   72,392      25,324      47,068
  Dues                                  30,464      31,208        (744)
  Licenses and permits                 162,679      11,068     151,611
  Other expenses                       418,490     287,620     130,870
  Total expenses before
   overage rent                     77,147,723  74,548,594   2,599,129

NET OPERATING PROFIT (LOSS)        $  (139,025)$ 8,195,774 $(8,334,799)

OVERAGE RENT, 50% OF NET
  OPERATING PROFIT IN EXCESS
  OF $1,000,000                    $    -      $ 3,597,887 $(3,597,887)


             (See notes to combined statement of income.)

                Empire State Building and Observatory
                NOTES TO COMBINED STATEMENT OF INCOME

NOTE

 1. Management fees and leasing commissions for the years 1995 and 1994 were paid to companies in which a partner in Empire State Building Company ("Company") has a controlling interest.

 2.  Professional fees include payments to Wien, Malkin & Bettex.
     A partner in Wien, Malkin & Bettex is a partner in Company.

 3.  Litigation

     (a) On October 21, 1991, the holder of a $20,000 original participation in Empire State Building Associates ("Associates"), the master lessee of the Empire State Building, brought suit in New York Supreme Court, New York County, against the Agents for Associates (Peter L. Malkin, Donald A. Bettex and Alvin Silverman); Company; Harry B. Helmsley, a partner in Company; and Wien, Malkin & Bettex, counsel to Associates. The suit claims that the defendants have engaged in breaches of fiduciary duty and acts of self-dealing in relation to the Agents' solicitation of consents and authorizations of the Participants in Associates in September, 1991, and in relation to other unrelated acts of the Agents and Company. The suit is styled as a class action, but the Court has not been asked to grant class certification. The suit seeks relief including an injunction and an accounting. On January 10, 1992, all defendants answered the complaint and denied all material allegations of liability and damage. The action has been dismissed against Company and Harry B. Helmsley.

          It is not possible at this time to predict the outcome or range of potential loss, if any, which results from this action. No provision for any liability that may result upon adjudication has been made in the accompanying financial statements.

     (b) In December 1994, Associates received a notice of default from Trump Empire State Partners (Trump). The Trump default notice to Associates claims that Associates is in violation of its master lease because of extensive work Company has undertaken as part of its improvement program that started before Trump reportedly acquired its interest in the property in 1994. Trump's notice also complains that the building is in need of repairs.

          On February 14, 1995, Associates and Company filed an action in the New York State Supreme Court against Trump for a declaratory judgement that none of the matters set forth in the notice of default constitutes a violation of the master lease or sublease, and that the notice of default is entirely without merit. Associates' and Company's suit also seeks an injunction to prevent Trump from implementing the notice of default.

                Empire State Building and Observatory
                NOTES TO COMBINED STATEMENT OF INCOME

NOTE

 3.  Litigation (Continued)

     (b) (Continued)

          On February 15, 1995, Trump filed an action against Associates, Company, Wien, Malkin & Bettex, Harry B. Helmsley, Helmsley-Spear, Inc., and the Agents for Associates in New York State Supreme Court, alleging that the notice of default is valid and seeking damages and related relief based thereon. The defendants intend to defend against Trump's action and seek its dismissal. Management believes that Associates and Company should prevail in their action against Trump and Trump's action should be dismissed.

          On March 24, 1995, the New York State Supreme Court granted Associates a preliminary injunction against Trump. The injunction prohibits Trump from acting on its notice of default to Associates, at any time, pending the prosecution of claims by Associates and Company for a final judgement granting a permanent injunction and other relief against the Trump defendants.

          In May, 1995, Associates and Company filed a separate legal action against Trump and various affiliated persons for breach of the master lease and sublease, and disparagement of the property in violation of Associates' and Company's leasehold rights. This action seeks money damages and related relief.

     (c) A mechanic's lien was filed against the building premises by MEB Electric, Inc., in connection with a claimed indebtedness arising out of the installation of the new fire alarm system.

          Upon stipulation by MEB's attorneys, the amount of the mechanic's lien discharge bond was fixed in the amount of $1,101,335. As a condition to obtaining a mechanic's lien discharge bond from a surety company, an escrow account in the amount of $1,101,335 was established with Fidelity U.S. Treasury Income Portfolio. The mechanic's lien discharge bond was approved by the Court.

          The MEB Electric mechanic's lien has now expired by opera-tion of law. The mechanic's lien bond has been cancelled, and the surety company which issued the bond authorized the release of the escrow funds which was done on February 5, 1996.

                Empire State Building and Observatory
                NOTES TO COMBINED STATEMENT OF INCOME

NOTE

 4.  Contingent Liabilities

     The State of New York has asserted utility tax deficiencies of $1,528,816 through December 31, 1992 in connection with water, steam and non-metered electricity rent inclusion charges to tenants; plus estimated accrued interest of $797,713.

     The Supreme Court New York County has granted summary judgement in favor of the State, holding that the State utility tax applies to such rent inclusion charges. The ruling was affirmed by the Appellate Division.

     The Company is seeking permission to appeal the Appellate Divi-sion decision before the Court of Appeals and the final outcome of its appeal cannot presently be determined. Accordingly, no provision for any liability that may result upon final adjudi-cation has been made in the accompanying financial statements.

     If it is finally determined that the State's position is correct, Company would also be liable for additional taxes for periods ending after December 31, 1992.

     The City of New York has also asserted a utility tax deficiency of $277,125 against Company through December 31, 1994 in connection with electricity, water and steam charges to tenants plus accrued interest of approximately $54,000 through December 31, 1995.

     The Company is appealing the proposed utility tax deficiency before New York City Taxing Authority, and the final outcome of its appeal cannot presently be determined. Accordingly, no provision for any liability that may result upon final adjudi-cation has been made in the accompanying financial statements.

     If it is finally determined that the City's position is correct, Company would also be liable for additional taxes for periods after December 31, 1994.