Form 10-K, Exhibit 13
period 1997-12-31
EMPIRE STATE BUILDING ASSOCIATES
filed 1998-04-16
CIK 32776

[LETTERHEARD OF
 WIEN & MALKIN LLP]



                                                         April 1, 1998



       TO PARTICIPANTS IN EMPIRE STATE BUILDING ASSOCIATES
            Federal Identification Number 13-6084254


            We enclose the annual report of Empire State Building
       Associates for the year ended December 31, 1997 and the comparative statement of operations under the sublease for the years 1997 and 1996.

            The sublease provides for the payment of additional rent equal to 50% of the sublessee's profit in excess of $1,000,000. The profit for 1997 was $5,802,601, so that the sublessee paid additional rent of $2,401,300. No additional rent was paid for the years 1996 or 1995.

            For the year 1997, professional fees of $1,883,141 incurred by the sublessee include $1,481,778 for outside counsel and other independent professional firms. Of this amount, $671,394 was incurred for the fees and disbursements of Paul, Weiss, Rifkind, Wharton & Garrison in connection with the litigation commenced by Donald Trump and foreign investors who purportedly acquired fee title to the Empire State Building in 1994, subject to the master lease of Empire State Building Associates through January 5, 2076.

            The distribution from the additional rent is $1,129,063. In accordance with the partnership agreement, 6% of the distribution, $67,744, has been paid to Wien & Malkin LLP. $1,061,319 was distributed to participants on March 5, 1998 and represented 3.2% of the original cash investment of $33,000,000. Together with regular monthly distributions during the year 1997, total distributions to participants for 1997 were at the rate of 15%. $1,272,237 will be applied towards the expenses incurred in defending the Trump and Studley litigations, about which you have been previously advised. To permit monthly distributions without reduction during the improvement program, from 1991 through 1997, Wien & Malkin LLP from its own funds has advanced payment for such expenses to third party professional firms totalling $647,761 relating to the Studley litigation and provided services and advanced disbursements totalling $624,476 relative to the Trump and the Studley litigations on behalf of Associates.





       Re:  Empire State Building Associates                           2.


            Without the litigation expenses, total distributions to participants would have been about 18.62% for the year 1997. We expect both litigations to conclude successfully during 1998. We also expect that the last major component of the improvement program, the restoration of the building facade, should be substantially complete by the end of 1998. Without this substantial expense, which has been paid entirely from building cash flow, the year-end extra distribution to participants for 1998 will be greater.

            For financial statement purposes, while the income of Empire State Building Associates for the year 1997 was $4,752,560, distributions of $4,950,652, including the additional distribution of $1,061,319, were made to participants. The difference is treated as a return of capital investment. It arises mainly because of amortization of the leasehold.

            Taking into account that a portion of prior distributions constituted a return of capital, the average capital investment for the year 1997 was $4,159,108. Distributions of $4,950,652 were about 119.0% on the average capital. The book value on December 31, 1997 of an original cash investment of $10,000 was $1,391.

            Those participants who have voluntarily authorized additional compensation to Wien & Malkin LLP pursuant to the consent solicitation letter of September 13, 1991 will receive from Wien & Malkin LLP each year through January 5, 2076, their pro rata shares of the originally scheduled increases in additional payments to Wien & Malkin LLP from the reductions in master lease rent effective in 1992 and 2013. This amounts to $45,017 per annum commencing in 1992 and $52,405 per annum commencing in 2013. Each such participant holding a $10,000 participation will receive each year $13.64 for 1992 through 2012 and $15.88 commencing 2013. The first payment to consenting participants on account of the year 1992 was included in the check distributed on February 28, 1993. The Schedule K-1 previously submitted to you noted the amount you received on March 1, 1997 to be reported on your 1997 income tax returns. The payment for 1997 was mailed to you on March 5, 1998 and will be reportable on your 1998 income tax returns.

            Schedule K-1 forms (Form 1065), containing 1997 tax informa-tion, were mailed to the participants on March 13, 1998.

            If you have any question about the enclosed material, please communicate with our office.

                                            Cordially yours,

                                            WIEN & MALKIN LLP

                                            By:  Stanley Katzman
       SK:mg
       Encs.




[LETTERHERAD OF
 JACOBS EVALL & BLUMENFELD LLP
 CERTIFIED PUBLIC ACCOUNTANTS]








                     INDEPENDENT ACCOUNTANTS' REPORT



To the participants in Empire State Building Associates (a Partnership):


We have audited the accompanying balance sheet of Empire State Building Associates ("Associates") as of December 31, 1997, and the related statements of income, partners' capital and cash flows for the year then ended. These financial statements are the responsibility of Associates' management. Our responsibility is to express an opinion on these financial statements based on our audit.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Empire State Building Associates as of December 31, 1997, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

As discussed in Note 7 to the financial statements, Associates has been included as a defendant in actions with other related parties, including the Agents for Associates and Empire State Building Company, as sublessee.

                                              Jacobs Evall & Blumenfeld LLP
                                              Certified Public Accountants
                                              420 Lexington Avenue
                                              New York, N. Y. 10170

March 4, 1998

                        EMPIRE STATE BUILDING ASSOCIATES

                                BALANCE SHEET

                              DECEMBER 31, 1997





Assets
    Cash and cash equivalents:
         The Chase Manhattan Bank                              $     2,988
         Distribution account held by Wien
             & Malkin LLP                                          324,111
         Fidelity U.S. Treasury Income Portfolio                    51,430
         Additional rent advance account
           held by Wien & Malkin LLP                             2,400,000
                                                                 2,778,529
    Additional rent due from Empire
     State Building Company                                          1,300

    Prepaid rent                                                    23,831

    Leasehold on Empire State Building,
     350 Fifth Avenue, New York, N.Y.           $39,000,000
         Less: Accumulated amortization
                 of leasehold                    35,872,958      3,127,042
             Total assets                                       $5,930,702


Liabilities and partners' capital
    Liabilities:
        Accrued supervisory services            $    67,744
        Accrued legal fees                        1,272,237

                                Total liabilities               $1,339,981

	Contingency

        Partners' capital                                        4,590,721

                Total liabilities and partners' capital         $5,930,702




	See accompanying notes to financial statements.

                        EMPIRE STATE BUILDING ASSOCIATES

                              STATEMENT OF INCOME

                          YEAR ENDED DECEMBER 31, 1997




Income:

        Basic rent                                               $6,018,750
        Additional rent                                           2,401,300
        Dividend income                                              10,377

             Total income                                         8,430,427


Expenses:

        Leasehold rent                            $1,970,000
        Legal fees                                 1,272,237
        Supervisory services                         227,161

             Total expenses                                       3,469,398

Income before amortization of leasehold                           4,961,029

Amortization of leasehold                                           208,469

Net income							 $4,752,560
















	See accompanying notes to financial statements.

                        EMPIRE STATE BUILDING ASSOCIATES

                         STATEMENT OF PARTNERS' CAPITAL

                          YEAR ENDED DECEMBER 31, 1997




Partners' capital, January 1, 1997                              $ 3,727,494

	Add, Net income for the year ended
         December 31, 1997                                        4,752,560

                                                                  8,480,054
                             											 8,480,054
	Less, Distributions:

               Monthly distributions,
                 January 1, 1997 through December 31, 1997        3,889,333

                Partners' capital, December 31, 1997            $ 4,590,721

























	See accompanying notes to financial statements.

                        EMPIRE STATE BUILDING ASSOCIATES

                           STATEMENT OF CASH FLOWS

                         YEAR ENDED DECEMBER 31, 1997




Cash flows from operating activities

        Net income                                             $ 4,752,560

	Adjustments to reconcile net income to
	 cash provided by operating activities:

                Amortization of leasehold                          208,469
		Changes in operating assets and liabilities:
			Additional rent due from
                         Empire State Building Company              (1,300)
                        Accrued supervisory services                67,744
                        Accrued legal fees                       1,272,237

         Net cash provided by operating activities               6,299,710


Cash flows from financing activities

        Monthly distributions to participants                   (3,889,333)

                 Net cash used in financing activities          (3,889,333)

Net increase in cash and cash equivalents                        2,410,377

Cash and cash equivalents, beginning of year                       368,152

                 Cash and cash equivalents, end of year        $ 2,778,529









	See accompanying notes to financial statements.

                        EMPIRE STATE BUILDING ASSOCIATES

                         NOTES TO FINANCIAL STATEMENTS

                             DECEMBER 31, 1997



1.	Business Activity

	Empire State Building Associates ("Associates") is a general partnership which owns the master leasehold on the Empire State Building, located at 350 Fifth Avenue, New York City. Associates subleases the property to Empire State Building Company.



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

	Additional rent under the sublease is payable in an amount equal to 50% of the sublessee's annual net income, as defined, in excess of $1,000,000. Additional rent earned for the year 1997 was $2,401,300.

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

	On November 27, 1991, Prudential sold the property to E. G. Holding Co., Inc. which, through merger and conveyance, reportedly transferred its interest as lessor to Trump Empire State Partners (see Note 7). Associates' rights under the master leasehold remain unchanged.



5.	Supervisory Services and Related Party Transactions

	Payments for supervisory services, including disbursements and cost of accounting services, are made to the firm of Wien & Malkin LLP. Some members of that firm are partners in Associates.



6.	Income Taxes

	Net income is computed without regard to income tax expense since Associates does not pay a tax on its income; instead, any such taxes are paid by the participants in their individual capacities.

                        EMPIRE STATE BUILDING ASSOCIATES

7.	Litigation, Legal Fees and Related Party Transactions

        a. On October 21, 1991, in an action entitled Studley v. Empire State Building Associates et al., the holder of a $20,000 original participation in Associates brought suit in New York Supreme Court, New York County against the Agents for Associates (Peter L. Malkin, Donald A. Bettex and Alvin Silverman), in their individual capacities and Wien, Malkin & Bettex (currently "Wien & Malkin LLP"), counsel to Associates. The suit claims that the defendants had engaged in breaches of fiduciary duty and acts of self-dealing in relation to the Agents' solicitation of consents and authorizations from the participants in Associates in September 1991 and in relation to other unrelated acts of the Agents and the sublessee. By order dated July 14, 1997, the Court granted defendants' application for summary judgment and dismissal of the action. Plaintiff's appeal of the dismissal is pending. Associates is a nominal defendant and the complaint does not seek any direct relief from it; accordingly, no loss or other unfavorable outcome of the action against Associates is anticipated.

        b. In December 1994, Associates received a notice of default from Trump Empire State Partners ("Trump"). The Trump default notice to Associates claims that Associates was in violation of its master lease because of extensive work which the sublessee, Empire State Building Company ("Company"), had undertaken as part of an improvement program that commenced before Trump reportedly acquired its interest In the property in 1994. Trump's notice also complains that the building is in need of repairs. On February 14, 1995, Associates and Company filed an action in New York State Supreme Court against Trump for a declaratory judgment that none of the matters set forth in the notice of default constitutes a violation of the master lease or sublease, and that the notice of default is entirely without merit. Associates' and Company's suit also seeks an injunction to prevent Trump from implementing the notice of default. On March 24, 1995, the Court granted Associates a preliminary injunction against Trump. In 1996 the Court granted two additional injunctions against Trump with respect to two additional default notices. The preliminary injunctions prohibit Trump from acting on its notices of default to Associates at any time, pending the prosecution of claims by Associates and Company for a final declaratory judgment and an injunction and other relief against the Trump defendants. The Appellate Court has upheld and affirmed the granting of such preliminary injunctions against the Trump defendants.

           On February 15, 1995, Trump filed an action against Associates, Company, Wien & Malkin LLP, Harry B. Helmsley, a partner in Company, Helmsley-Spear, Inc. (the management company of the Empire State Building), and the Agents for Associates in New
           York State Supreme Court, alleging that the notice of default is valid and seeking damages and related relief based thereon. On October 24, 1996 the Court dismissed all of Trump's claims in their entirety against all defendants in the action. Trump appealed this Order. The Appellate Court has unanimously affirmed the dismissal of Trump's claims.

                        EMPIRE STATE BUILDING ASSOCIATES

7.	Litigation, Legal Fees and Related Party Transactions (continued)

        In May 1995, Associates and Company filed a separate legal action against Trump and various affiliated persons for breach of the master lease and sublease, and disparagement of the property in violation of Associates' and Company's leasehold rights. The action was amended to include additional claims by Associates and Company seeking a declaratory judgment that they may act as an owner of the Property for purposes of making applications and related activities pursuant to the New York City Building Code. By decision and order dated October 24, 1996, the Court sustained Associates' and Company's claims concerning the parties who may act as owner of the Property under the Building Code, but dismissed Associates' and Company's claims against Trump and co-defendants for money damages.
        Associates and Company appealed that portion of the Court's order dismissing their claims for money damages. The Appellate Court has affirmed that part of the Court's order dismissing the claims for money damages.

        c. Associates is a defendant in an action instituted in the Supreme Court of the State of New York, County of New York, entitled New
        York Skyline Inc. v. Empire State Building Company, Empire State Building Associates, Neil H. Kessner, Helmsley-Spear, Inc. and
        Stephen A. Tole. This lawsuit, which was brought by a tenant in the Building and was filed on December 23, 1997, seeks at least $205,000,000 in damages. In its complaint, plaintiff-tenant asserts thirteen causes of action (twelve of which are against Company) in connection with its leases and license agreements of space in the Building and alleges that it is entitled to, among other things, specific performance as to its alleged rights under its leases and licensing agreements with Company, a declaratory judgment as to the rights of the parties under the leases and licensing agreements, any monies allegedly due plaintiff under those agreements, as well as injunctive relief and additional money damages. While the complaint includes Associates as a named defendant, it does not allege or identify any agreement between plaintiff and Associates or any other basis of liability on Associates' part to plaintiff.

        On or about February 5, 1998, plaintiff served an amended complaint which, among other things, added Kessner & Cyruli, f/n/a Nell H. Kessner & Associates, former landlord-tenant counsel for the Building, and Eileen Aluska, a former Helmsley-Spear, Inc. employee, as party defendants. The amended complaint asserts eleven causes of action, similar to thoseasserted in the original complaint.

        Associates has until March 16, 1998 to answer or make a motion with respect to the amended complaint. Associates intends to contest the case vigorously.

        Because the action is still in the pleading stage and pre-trial discovery has not yet started, counsel for Associates has not formed a professional conclusion that an adverse outcome is either probable or remote.

                             EMPIRE STATE BUILDING ASSOCIATES

7.	Litigation, Legal Fees and Related Party Transactions (continued)

	The accompanying statement of income reflects an expense of $1,272,237 and the accompanying balance sheet reflects a corresponding accrued liability of $1,272,237 for reimbursement to the Agents from Associates of their legal and accounting expenses relating to the Studley and Trump suits. Through December 31, 1997, legal and accounting expenses in connection with the Studley suit amounted to $960,065 of which $647,761 has been advanced by Wien & Malkin LLP, counsel (a related party), to third party professional firms and $312,304 represents accumulated professional time of Wien & Malkin LLP. Counsel has advised that its records at December 31, 1997 also indicate
        $312,172 in accumulated professional time and disbursements related to the Trump suits. Substantial additional legal and accounting costs may be incurred in both suits.

	The determination of the allocable share of the net legal and accounting costs and disbursements accrued by Associates that are chargeable to Company involve complex issues of fact and law. Therefore, although Associates may be entitled to indemnification from Company, because of uncertainties concerning these issues, amounts for professional fees to be reimbursed to Associates cannot be estimated, and consequently, have not been provided for in the accompanying financial statements.



8.	Concentration of Credit Risk

	Associates maintains cash balances in a bank, money market fund (Fidelity U.S. Treasury Income Portfolio), additional rent advance account held by Wien & Malkin LLP (which was transferred to the money market fund in January 1998) and a distribution account held by Wien & Malkin LLP. The bank balance is insured by the Federal Deposit Insurance Corporation up to $100,000, and at December 31, 1997 was completely insured. The cash in the money market fund and the two accounts held by Wien & Malkin LLP are not insured. The funds held in the distribution account were paid to the participants on January 1, 1998.

[LETTERHEARD OF
MCGRATH, DOYLE & PHAIR
CERTIFIED PUBLIC ACCOUNTANTS]





  Empire State Building Company
  60 East 42nd Street
  New York, NY  10165

        We have audited the accompanying Comparative Combined Statement of Income of Empire State Building and Observatory for the years ended December 31, 1997 and 1996 for the purpose of determining "Net Operating Profit" and "Overage Rent" as thoseterms are defined in Section 2.05 of Agreement of Sublease dated December 27, 1961. During the years ended December 31, 1997 and 1996, the entire building, with the exception of the Observatory, was operated by Empire State Building Company and the Observatory was operated by Empire State Building, Inc. The Combined Statement of Income is the responsibility of the management of Empire State Building Company and Empire State Building, Inc. Our responsibility is to express an opinion on the Combined Statement of Income based on our audit.

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

	In our opinion, the accompanying Comparative Combined Statement of Income of Empire State Building and Observatory presents fairly, in all material respects, the Net Operating Profit and Overage Rent for the years ended December 31, 1997 and 1996, in conformity with Section 2.05 of the aforementioned Agreement dated December 27, 1961.

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




  New York, NY
  February 23, 1998













                        Empire State Building and Observatory
                       COMPARATIVE COMBINED STATEMENT OF INCOME

                                                                    Increase
                                                   1997       1996 (Decrease)
INCOME
 Rent, including electricity                $53,800,622 $52,196,949 $1,603,673
 Observatory admissions                      16,378,777  12,317,087  4,061,690
 Other observatory income                     1,194,070   1,098,580     95,490
 Antenna rent                                 5,442,661   5,280,773    161,888
 Lease cancellation                             113,919       6,409    107,510
 Percentage rent                                625,929     456,780    169,149
 Other                                          879,686     592,370    287,316
 Total income                                78,435,664  71,948,948  6,486,716

OPERATING EXPENSES
 Rent                                         6,018,749   6,018,750         (1)
 Real estate taxes                           19,766,635  20,748,418   (981,783)
 Wages, contract cleaning and protection ser 11,808,525  11,067,231    741,294
 Electricity                                  4,745,390   4,712,758     32,632
 Tenants' and building alterations, repairs 12,528,746 18,953,112 (6,424,366) Management fees and leasing commissions
 (Note 4)                                     2,872,332   3,100,637   (228,305)
 Observatory:
  Wages                                       1,767,377   1,521,091    246,286
  Contracted  security                        2,139,784     180,402  1,959,382
  Advertising and public relations              228,608     265,777    (37,169)
  Payroll taxes and other labor cost            558,923     468,322     90,601
  Other taxes and expenses                      216,517     189,715     26,802
 Steam                                        1,455,313   1,442,483     12,830
 Professional fees (Note 2)                   1,883,141   3,091,938 (1,208,797)
 Payroll taxes and other labor costs          3,265,122   3,112,192    152,930
 Insurance                                      725,396     768,538    (43,142)
 Water (1995 - 1997)                            959,828     172,498    787,330
 Rubbish removal                                463,205     679,281   (216,076)
 Advertising                                    331,726     396,172    (64,446)
 Telephone                                       69,572      71,624     (2,052)
 Fire alarm service                              18,955     203,510   (184,555)
 Directory service                                5,072      25,732    (20,660)
 New York State utility taxes (1987-1992)
 (Note 4)                                             0     979,109   (979,109)
 Interest on NYS  utility tax (Note 4)          127,811     681,688   (553,877)
 Utility and vault taxes                        261,128     322,648    (61,520)
 Paging and other intercommunication            108,499      78,739     29,760
 Dues                                            35,719      61,213    (25,494)
 Licenses and permits                             3,366      16,721    (13,355)
 Other expenses                                 267,624     532,681   (265,057)
 Total expenses before overage rent          72,633,063  79,862,980 (7,229,917)

NET OPERATING PROFIT (LOSS)                  $5,802,601 $(7,914,032)$13,716,633

OVERAGE RENT, 50% OF NET OPERATING PROFIT
 IN EXCESS OF $1,000,000                     $2,401,300          $0  $2,401,300

                     (See notes to combined statements of income)

                        Empire State Building and Observatory
                        NOTES TO COMBINED STATEMENT OF INCOME

NOTE

1. Management fees and leasing commissions for the years 1997 and 1996 were paid to companies in which a partner in Empire State Building Company ("Company"), had a controlling interest.

2. Professional fees include payments to Wien & Malkin LLP. A partner in Wien & Malkin LLP is a partner in Company.

3.   Litigation

     (a) On October 21, 1991, Julien J. Studley ("Studley"), the holder of a $20,000 original participation in Empire State Building Associates ("Associates"), the master lessee of the Empire State Building, brought suit against the Agents for Associates (Peter L. Malkin, Donald A. Bettex and Alvin Silverman); Company; Harry B. Helmsley, a partner in Company; and Wien, Malkin & Bettex, counsel to Associates. The suit claimed that the defendants have engaged in breaches of fiduciary duty and acts of self-dealing in relation to the Agents' solicitation of consents and authorizations of the Participants in Associates in September, 1991, and in relation to other unrelated acts of the Agents and the Sublessee. The suit is styled as a class action, but the Court was not asked to grant class certification. The suit seeks relief including an injunction and an accounting. In 1994, the action was dismissed against Company and Mr. Helmsley. In 1995, the plaintiff amended the complaint to allege, amongst other things, the underpayment by Company of overage rent due to Associates. In June 1996, plaintiff applied for partial summary judgment. In September 1996, defendants applied for summary judgment and dismissal of the action in its entirety. By order and decision dated July 14, 1997, the Court denied the plaintiff's motion for partial summary judgment, granted the defendants' motion for summary judgment, and dismissed the action. Plaintiff appealed that determination and the appeal is pending. It is not possible at this time to predict the outcome or range of potential loss, if any, which results from this action. No provision for any liability that may result upon adjudication has been made in the accompanying financial statements.

     (b) In December 1994, Empire State Building Associates ("Associates") received a notice of default from Trump Empire State Partners ("Trump"). The Trump default notice to Associates claims that Associates is in violation of its master lease because of extensive work Company has undertaken as part of an improvement program that commenced before Trump reportedly acquired its interest in the property in 1994. Trump's notice also complains that the building is in need of repairs.

     On February 14, 1995, Associates and Company filed an action in the New York State Supreme Court against Trump for a declaratory judgment that none of the matters set forth in the notice of default constitutes a violation of the master lease or sublease, and that the notice of default is without merit. Associates' and Company's suit also seeks an injunction to prevent Trump from implementing the notice of default.

     On March 24, 1995, the New York State Supreme Court, in the foregoing action, granted Associates a preliminary injunction against Trump. Trump, thereafter, served two additional default notices for which the Court had granted additional injunctions against Trump. (See discussion below).





                        Empire State Building and Observatory
                        NOTES TO COMBINED STATEMENT OF INCOME

NOTE

3.   Litigation (Continued)

     (b) (Continued)

     The injunctions prohibit Trump from acting on its notices of default to Associates, at any time, pending the prosecution of claims by Associates and Company for a final judgment granting a permanent injunction and other relief against the Trump defendants. On April 8, 1996, the Court granted Associates additional injunctions against Trump, which further prohibit Trump from seeking to terminate Associate's Master Lease. On August 19, 1996, the Court denied a motion by Trump to set aside the injunction granted in favor of Associates and against Trump on March 24, 1995. The Court has directed the parties in the foregoing action to proceed with pretrial discovery. Trump has appealed the Court's injunction orders, and the Appellate Court has unanimously affirmed the appealed orders.

     On February 15, 1995, Trump filed an action against Associates, Company, Counsel, Harry B. Helmsley, Helmsley Spear, Inc. (the management company of the Building engaged by Company), and the Partners, in New York State Supreme Court, alleging that the notice of default is valid and seeking damages and related relief based thereon. On October 24, 1996, the Court dismissed all of Trump's claims in their entirety as against Associates and all other defendants in the foregoing action. Trump appealed this ruling and the Appellate Court unanimously affirmed dismissal of Trump's claims.

     In May 1995, Associates and Company filed a separate legal action against Trump and various affiliated persons for breach of the Master Lease and Sublease and for disparagement of the property in violation of Associates' and Company's leasehold rights. The action was amended to include additional claims by Associates and Company seeking a declaratory judgment that they may act as an owner of the Property for purposes of making applications and related activities pursuant to the New York City Building Code. Trump moved to dismiss the claims concerning the Building Code. By decision and order of October 24, 1996, the Court rejected Trump's motion and sustained Associates' and Company's claims concerning the parties who may act as owner of the Property under the Building Code. The Court directed that the claims should proceed to trial. At the same time, the Court dismissed Associates' and Company's claims against Trump and co-defendants for money damages. The Appellate Court has affirmed that portion of the Court's order dismissing the claims for money damages.

     In connection with the Studley and Trump litigations, Associates may be entitled to reimbursement of its legal and accounting expenses from Company. Through December 31, 1997, such legal and accounting expenses in connection with the Studley suit have amounted to $960,065, of which $647,761 has been advanced by Wien & Malkin LLP, counsel (a related party), to third-party professional firms, and $312,304 represents accumulated professional time of Wien & Malkin LLP. In addition, counsel has advised that its records at December 31, 1997 indicate $312,172 in accumulated professional time and disbursements related to the Trump suits.
     Substantial additional legal and accounting costs may be incurred in both cases.

     The determination of the allocable share of the net legal and accounting costs and disbursements chargeable to Company involve complex issues of fact and law. Because of uncertainties concerning these issues, an amount for professional fees payable by Company cannot be estimated, and therefore, have not been provided for. Resolutions unfavorable to Company could result in material liabilities and charges which have not been reflected in the accompanying financial statements.


                        Empire State Building and Observatory
                        NOTES TO COMBINED STATEMENT OF INCOME

NOTE

3.   Litigation (Continued)

     (c) Company is a defendant in an action instituted in the Supreme Court of the State of New York, County of New York, but transferred down to the New York City Civil Court, entitled Robert D. Gould P.C. v. Empire State Building Company, et al. This lawsuit, which is brought by a tenant in the building, seeks $5,000,000 in damages for an alleged breach of lease and tortious conduct. The Supreme Court entered an order precluding plaintiff from proving damages by reason of its failure to serve an adequate bill of particulars. Plaintiff's motion to vacate the order of preclusion was denied, and its time to appeal from the order of preclusion expired. Because plaintiff is precluded from proving damages, the action has been transferred to the New York City Civil Court. Plaintiff has taken no step to prosecute the case subsequent to the transfer. The case has been dormant since 1996.

     (d) Company is a defendant in an action pending in the United States District Court for the Southern District of New York, entitled R. Gene Smith and Turbo Vision Limited Partnership vs. Neil H. Kessner, Richard
     C. O'Conor, Neil H. Kessner and Associates, Steven M. Durels, The Empire State Building Company and Stephen A. Tole. This lawsuit, which is brought by the principals of a tenant in the Empire State Building, alleges various claims for damages against the six named defendants in connection with plaintiffs' alleged construction and operation of an entertainment facility in the building. As against the Company, plaintiffs allege fraudulent inducement in connection with matters pertaining to the making of a lease agreement in connection with the foregoing entertainment facility, and to the construction and operation of the foregoing entertainment facility; and breach of the covenant of quiet enjoyment contained in the lease, which was entered into in connection with the foregoing entertainment facility. Plaintiffs allege that they expended funds and incurred future liabilities in connection with the construction and operation of the foregoing entertainment facility, and on each of their claims against the Company, plaintiffs allege damages in an amount not less than $5,000,000 and punitive damages in an amount not less that $10,000,000 (together with interest, attorney's fees, and the costs and disbursements of the action).

     The Company has denied the material allegations of the complaint against it and has asserted various affirmative defenses. The Company has also asserted a cross-claim against defendant Stephen A. Tole for indemni-fication and/or contribution for the entire amount of any damages awarded in plaintiffs' favor against the Company, as well as a cross-claim against defendants Tole, Neil H. Kessner, Richard C. O'Conor, Steven M. Durels and Neil H. Kessner and Associates, jointly and severally, for contribution and/or indemnification for part or all of any such damages. The Company has furthermore filed a third-party complaint against Helmsley-Spear, Inc., as an agent of the Company and the employer of defendant Tole, asserting claims for indemnification, contribution and/or respondeat superior for the entire amount, or part thereof, of any damages awarded in plaintiffs' favor against the Company. The co-defendants and the third-party defendant have denied the material allegations of the cross-claims and third-party complaint.

     The Company intends, and has begun, to defend the action vigorously. The action is presently at a discovery stage, and counsel is not able to express an opinion as to the likely outcome or to estimate amounts or a range of potential losses or gains.



                        Empire State Building and Observatory
                        NOTES TO COMBINED STATEMENT OF INCOME

NOTE

3.   Litigation (Continued)

     (e) Company is a defendant in an action instituted in the Supreme Court of the State of New York, County of New York, entitled New York Skyline Inc.
     v. Empire State Building Company, Empire State Building Associates, Neil
     H. Kessner, Helmsley-Spear, Inc. and Stephen A. Tole. This lawsuit which is brought by a tenant in the building and commenced on December 23, 1997 seeks at least $205,000,000 in damages. In its complaint, plaintiff-tenant asserts thirteen causes of action (twelve of which are against the Company) in connection with its leases and license agreements of space in the Building and alleges that it is entitled to, among other things, specific performance as to its alleged rights under its leases and licensing agreements with the Company, a declaratory judgment as to the rights of the parties under the leases and licensing agreements as well as any monies allegedly due plaintiff under those agreements, as well as injunctive relief and additional money damages.

     The Company served papers opposing the plaintiff's motion. Oral argument on the motion was held on February 6, 1998. The motion is sub judice for a preliminary injuction and related relief.

     On or about February 5, 1998, plaintiff served an amended complaint which, among other things, added Kessner & Cyruli, f/n/a Neil H. Kessner & Associates, former landlord-tenant counsel for the building, and Eileen Aluska, a former Helmsley-Spear, Inc. employee, as party-defendants. The amended complaint asserted eleven causes of action against the Company, similar to those asserted in the original complaint.

     The Company has until March 16, 1998 to answer or make a motion with respect to the amended complaint. The Company intends to contest the case vigorously.

     Counsel for Company has not formed a professional conclusion that in the action an adverse outcome is either probable or remote. It is not possible at this time to predict the outcome or range of potential loss, if any, which results from this action. No provision for any liability that may result upon adjudication has been made in the accompanying financial statements.

4.   Liabilities

     The State of New York has asserted utility tax deficiencies of $1,528,816 through December 31, 1992 in connection with water, steam and non-metered electricity rent inclusion charges to tenants, plus estimated accrued interest of $797,713.

     The Supreme Court, New York County has granted summary judgment in favor of the State, holding that the State utility tax applies to such rent inclusion charges. The ruling was affirmed by the Appellate Division. Company sought permission to appeal the Appellate Division's decision and order to the Court of Appeals. The Court of Appeals denied Company's motion. In May, 1996, Company entered into a settlement agreement with the State. Pursuant to the terms of the settlement agreement, Company agreed to pay the State $979,109, plus interest of approximately $605,000 through July 31, 1996. The State has agreed to payment of the aforesaid liability over a period of four years, commencing August, 1996, in equal monthly installments of $40,000, including interest on the unpaid balance at the statutory rate. Installment payments to the State of $40,000 per month have been made by Company commencing on August 1, 1996. It is anticipated that New York State will seek to impose liability on Company for State utility tax for periods after December 31, 1992. The amount of such additional tax has yet to be determined.


                        Empire State Building and Observatory
                        NOTES TO COMBINED STATEMENT OF INCOME

NOTE

4.   Liabilities (Continued)

     The City of New York has asserted a utility tax deficiency in the amount of $277,125 against Company, through December 31, 1994, in connection with water, steam and non-metered electricity rent inclusion charges to tenants, plus accrued interest of approximately $163,012 through December 31, 1997. Company is contesting the calculation of the City's proposed utility tax deficiency before the New York City Tax Appeals Tribunal.
     The final outcome of Company's appeal cannot presently be determined.
     It is anticipated that New York City will seek to impose liability on Company for additional New York City utility tax for periods after December 31, 1994. The amount of such additional tax has yet to be determined.