Form 10-K, Exhibit 13
period 2000-12-31
EMPIRE STATE BUILDING ASSOCIATES
filed 2001-04-16
CIK 32776

[LETTERHEAD OF WIEN & MALKIN LLP]





                                April 16, 2001

TO PARTICIPANTS IN EMPIRE STATE BUILDING ASSOCIATES
Federal Identification Number 13-6084254

        We enclose the annual report of Empire State Building Associates for the year nded ecember 31, 2000 and the comparative statement of operations under the sublease for the years 2000 and 1999.
        The sublease provides for the payment of additional rent equal to 50% of the sublessee's profit in excess of $1,000,000. The profit for 2000 was $30,167,523, so that the sublessee paid additional rent of $14,583,762. The profit for 1999 was $16,164,218, so that the sublessee paid additional rent of $7,582,109. There was $14,055,168 available for distribution. In accordance with the partnership agreement, 6% of the distribution, $843,310, has been paid to Wien & Malkin LLP. $13,211,858 was distributed to the participants on March 2, 2001 and represented about 40.0% on the original cash investment of $33,000,000. Together with regular monthly distributions during the year 2000, total distributions to participants for 2000 were at the rate of about 51.8%. Details are as follows:

   Additional rent for the year 2000                             $14,583,762
   Dividend income                                                   256,963
                                                                  14,840,725
   Less:
     Accrual for advance by Wien & Malkin LLP
     during 2000 in connection with the Studley
     litigation about which participants have previously
     been advised and accumulated unbilled litigation
     time of Wien & Malkin LLP                         $362,679

   Addition to prior litigation reserves                422,878
                                                                  $ (785,557)
     Balance                                                     $14,055,168
     Distribution to participants on March 2, 2001               $13,211,858
     6% of $14,055,168 paid to Wien & Malkin LLP                     843,310

        Total                                                    $14,055,168

	Total distributions to the participants on the original cash investment for the years 2000, 1999 and 1998, were at the rate of approximately 51.8%, 31.9% and 20.3% respectively.

                                -52-

        For financial statement purposes, while the income of Empire State Building Associates for the year 2000 was $17,315,601, distributions of $17,101,191, including the additional distribution of $13,211,858, were made to participants. The difference arises mainly because of an addition to the reserve as described above. Such reserves are not deducted for tax purposes on Schedule K-1 until payments are made.

        Taking into account that a portion of prior distributions constituted a return of capital, the average capital investment for the year 2000 was $14,742,063. Distributions of $17,101,191 were about 116% on the average capital. The book value on December 31, 2000 of an original cash investment of $10,000 was $5,498.

        Those participants who have voluntarily authorized additional compensation to Wien & Malkin LLP pursuant to the consent solicitation letter of September 13, 1991 will receive from Wien & Malkin LLP each year through January 5, 2076, their pro rata shares of the originally scheduled increases in additional payments to Wien & Malkin LLP from the reductions in master lease rent effective in 1992 and 2013. This amounts to $45,017 per annum commencing in 1992 and $52,405 per annum commencing in 2013. Each such participant holding a $10,000 participation will receive each year $13.64 for 1992 through 2012 and $15.88 commencing 2013. The first payment to consenting participants on account of the year 1992 was included in the check distributed on February 28, 1993. The Schedule K-1 previously submitted to you noted the amount you received on February 29, 2000 to be reported on your 2000 income tax returns. The payment for 2000 was mailed to you on March 2, 2001 and will be reportable on your 2001 income tax returns.

        Schedule K-1 forms (Form 1065), containing 2000 tax information, were mailed to the participants on March 9, 2001.

        If you have any question about the enclosed material, please communicate with our office.

							Cordially yours,

							WIEN & MALKIN LLP

							By:  Stanley Katzman
SK:fm
Enc.

                                   -53-
[LETTERHEAD OF J.H. COHN
ACCOUNTANTS & CONSULTANTS]






INDEPENDENT ACCOUNTANTS' REPORT



To the participants in Empire State Building Associates (a Partnership):


We have audited the accompanying balance sheet of Empire State Building Associates ("Associates") as of December 31, 2000, and the related statements of income, partners' capital and cash flows for the year then ended. These financial statements are the responsibility of Associates' management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Empire State Building Associates as of December 31, 2000, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.



						J.H. Cohn LLP
						1212 Avenue of the Americas
						New York, N. Y. 10036

March 15, 2001
                                   -54-
                EMPIRE STATE BUILDING ASSOCIATES

                        BALANCE SHEET

	              DECEMBER 31, 2000






Assets
   Cash and cash equivalents:
      The Chase Manhattan Bank                          $       1,418
      Distribution account held by Wien & Malkin LLP          324,111
      Fidelity U.S. Treasury Income Portfolio              15,408,212
                                                           15,733,741
      Additional rent due from Empire
        State Building Company                              2,583,762

      Prepaid rent                                             23,831

      Leasehold on Empire State Building,
        350 Fifth Avenue, New York, N.Y.      $39,000,000
             Less: Accumulated amortization
                   of leasehold                36,498,362   2,501,638

                   Total assets                           $20,842,972


Liabilities and partners' capital
      Liabilities:
        Accrued supervisory services        $    843,310
           Accrued legal fees                  1,854,565

      Total liabilities                                  $ 2,697,875

 	Contingencies

        Partners' capital                                 18,145,097

     Total liabilities and partners' capital             $20,842,972








	See accompanying notes to financial statements.

                          -55-

                EMPIRE STATE BUILDING ASSOCIATES

                   STATEMENT OF INCOME

                 YEAR ENDED DECEMBER 31, 2000





Income:

        Basic rent                                         $ 6,018,750
        Additional rent                                     14,583,762
        Dividend income                                        256,963

                   Total income                             20,859,475


Expenses:

        Leasehold rent                        $1,970,000
        Legal fees                               362,679
        Supervisory services                   1,002,727

                  Total expenses                            3,335,406

Income before amortization of leasehold                    17,524,069

Amortization of leasehold                                     208,468

Net income                                                $17,315,601

















	See accompanying notes to financial statements.

                                -56-

                 EMPIRE STATE BUILDING ASSOCIATES

                 STATEMENT OF PARTNERS' CAPITAL

                  YEAR ENDED DECEMBER 31, 2000




Partners' capital, January 1, 2000                               $11,339,029

   Add, Net income for the year ended
     December 31, 2000                                            17,315,601

                                                                  28,654,630
   Less, Distributions:

    Monthly distributions,
     January 1, 2000 through December 31, 2000       $3,889,333

    Additional distribution on March 5, 2000          6,620,200  10,509,533


                Partners' capital, December 31, 2000            $18,145,097

























	See accompanying notes to financial statements.
                                -57-

                EMPIRE STATE BUILDING ASSOCIATES

                   STATEMENT OF CASH FLOWS

                    YEAR ENDED DECEMBER 31, 2000




Cash flows from operating activities

   Net income                                              $ 17,315,601
   Adjustments to reconcile net income to net cash provided by operating activities:

         Amortization of leasehold                              208,468
         Changes in operating assets and liabilities:
         Additional rent due from
         Empire State Building Company                      (1,601,653)
         Accrued supervisory services                          420,744
         Accrued legal fees                                    362,679

   Net cash provided by operating activities                16,705,839


Cash flows from financing activities

        Distributions to participants                     (10,509,533)

         Net cash used in financing activities            (10,509,533)

Net increase in cash and cash equivalents                   6,196,306

Cash and cash equivalents, beginning of year		     9,537,435

          Cash and cash equivalents, end of year          $ 15,733,741















	See accompanying notes to financial statements.

                EMPIRE STATE BUILDING ASSOCIATES

                 NOTES TO FINANCIAL STATEMENTS

	              DECEMBER 31, 2000



1.	Business Activity

Empire State Building Associates ("Associates") is a general partnership which holds the tenant's position in the master leasehold of the Empire State Building (the "Building"), located at 350 Fifth Avenue, New York City. Associates subleases the property to Empire State Building Company ("Company").




2.	Summary of Significant Accounting Policies

        Cash and cash equivalents

        Cash and cash equivalents include investments in money market funds and all highly liquid debt instruments purchased with a maturity of three months or less.

        Leasehold and amortization

        The leasehold is stated at cost. Amortization of the leasehold is being computed through its first renewal term by the straight-line method over its estimated useful life of 25 years, from January 1, 1988 to January 5, 2013 (see
Note 4).

        Use of estimates

        In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3.	Rent Income and Related Party Transactions

	The sublease provides for the same first renewal term and additional renewal options as the leasehold (see Note 4), less one day. In accordance with the terms of the operating sublease, annual minimum net basic rent is $6,018,750 during the first renewal term, and $5,895,625 during each of the remaining three renewal terms.

	Additional rent under the sublease is payable in an amount equal to 50% of the sublessee's annual net income, as defined, in excess of $1,000,000. Additional rent earned for the year 2000 was $14,583,762.

	A partner in Associates is also a partner in the sublessee.

                   EMPIRE STATE BUILDING ASSOCIATES

4. 	Leasehold Rent

	Pursuant to an operating lease dated December 27, 1961, as modified February 15, 1965, with the Prudential Insurance Company of America ("Prudential"), leasehold rent represents the net basic rent of $1,970,000 per annum for the remainder of the first renewal term of the lease from January 5, 1992 to January 5, 2013.

	The lease contains options for Associates to renew the leasehold for three additional terms of twenty-one years each. The basic rent is to be reduced to $1,723,750 per annum for each of the remaining three renewal terms.

	On November 27, 1991, Prudential sold the property to E. G. Holding Co., Inc. which, through merger and conveyance, transferred its interest as lessor to Trump Empire State Partners (see Note 7b). Associates' rights under the master leasehold remain unchanged.



5.	Legal fees. Supervisory Services and Related Party Transactions

Payments for legal fees and for supervisory services, including disbursements and costs of accounting services, are made to the firm of Wien & Malkin LLP, a related party. Some members of that firm are partners in Associates.

Subsequent to the balance sheet date, $312,172 was paid to Wien & Malkin LLP for legal expenses relating to the successfully concluded Trump suits (see Note
7b).

Substantial legal and accounting expenses have been incurred in connection with the Studley litigation (see Note 7a). As of December 31, 2000, such fees and expenses aggregated $1,542,393, of which Wien & Malkin LLP has advanced $1,086,796 to third-party professional firms, and the balance represents the total time-charges and related disbursements to date for litigation services of Wien & Malkin LLP. Associates may be entitled to reimbursement from Company for some or all of such expenses as finally computed. The determination of the allocable share of Associates' legal and accounting costs and disbursements which are chargeable to Company involves complex issues of fact and law. Because of uncertainties concerning these issues, the amount of professional fees required to be borne by Company cannot be estimated and has not been provided for, except that Associates maintains general cash reserves in excess of the total amount of all unpaid professional fees related to the defense of the Studley litigation.

            EMPIRE STATE BUILDING ASSOCIATES

6.	Income Taxes

Net income is computed without regard to income tax expense since Associates does not pay a tax on its income; instead, any such taxes are paid by the participants in their individual capacities.


7.	Litigation and Subsequent Events

a. On October 21, 1991, in an action entitled Studley v. Empire State Building Associates et al., the holder of a $20,000 original participation in Associates brought suit in New York Supreme Court, New York County against the Agents for Associates (Peter L. Malkin, Donald A. Bettex and Alvin Silverman) in their individual capacities and Wien, Malkin & Bettex (currently "Wien & Malkin LLP"), supervisor to Associates. The suit claims that the defendants had engaged in breaches of fiduciary duty and acts of self-dealing in relation to the Agents' solicitation of consents and authorizations from the participants in Associates in September 1991 and in relation to other unrelated acts of the Agents and the sublessee. By order dated July 14, 1997, the Court granted defendants' application for summary judgment and dismissal of the action. The Plaintiff applied for permission to appeal the Appellate Division's determination to the New York Court of Appeals, and that application was denied by both the Appellate Division and the Court of Appeals. Thereafter, the Plaintiff filed a second complaint, which alleges claims similar to those asserted in the previously dismissed complaint. The defendants applied for dismissal of the second complaint based on the prior dismissal orders and on other grounds. The Court dismissed the second complaint, and Plaintiff has appealed that dismissal to the Appellate Division. On October 17, 2000, the Appellate Division of the Supreme Court unanimously affirmed the dismissal of the Plaintiff's complaint. In January 2001, the Appellate Division denied Plaintiff's request to appeal the dismissal to the Court of Appeals. On February 21, 2001, Plaintiff submitted an application requesting permission to appeal the dismissal to the Court of Appeals. It is not possible at this time to predict the outcome or range of potential loss, if any, which might result from this action. No provision for any liability that may result upon adjudication has been made in the accompanying financial statements.

b. In December 1994, Associates received a notice of default from Trump Empire State Partners ("Trump"). The Trump default notice to Associates claims that Associates was in violation of its master lease because of extensive work which Company, the sublessee, had undertaken as part of an improvement program that commenced before Trump reportedly acquired its interest in the property in 1994. Trump's notice also complains that the building is in need of repairs. On February 14, 1995, Associates and Company filed an action (the "Action") in New York State Supreme Court against
Trump for a declaratory judgment that none of the matters set forth in the notice of default constitutes a violation of the master lease or sublease and that the notice of default is entirely without merit. Associates' and Company's suit also seeks an injunction to prevent Trump from implementing the notice of default ("Notice I"). On March 24, 1995, the Court granted Associates a preliminary injunction against Trump. In 1996 the Court granted two additional injunctions against Trump with respect to two additional default notices ("Notices II and III"). The preliminary injunctions prohibit Trump from acting on its notices of default to Associates at any time, pending the prosecution of claims by Associates and Company for a final declaratory judgment and an injunction and other relief against the Trump defendants.
The Appellate Court has upheld and affirmed the granting of such preliminary injunctions against the Trump defendants.

                EMPIRE STATE BUILDING ASSOCIATES

7.	Litigation and Subsequent Events (continued)

On June 5, 1998, Company and Associates filed a motion for summary judgment in the Action in a companion action (the "Companion Action") entitled Empire State Building Associates and Empire State Building Company v. Donald Trump et. al., in which plaintiffs seek related declaratory and injunctive relief against Trump and its affiliates with respect to plaintiffs' rights to act as owner of the Building in dealings with the New York City Department of Buildings.

In a decision and order dated March 10, 1999, the Court awarded partial summary judgment to Associates and Company in the Action, declaring that Notices II and III were invalid and of no force and effect, and further declaring that there was no legal or factual basis for many of the defaults alleged in Notice I.
The Court also awarded summary judgment to Associates in the Companion
Action, declaring that Associates is entitled to act as "owner" of the Building for purposes of dealing with the New York City Department of Buildings and enjoining Trump from interfering with such right.

In May 1999, plaintiffs renewed their motion for summary judgment in the Action. At that time, the Trump defendants also filed notices of appeal from the Court's March 10, 1999 decision and order in the Action and Companion Action.

In a further decision dated December 16, 1999 and entered as final judgment on January 12, 2000, the Court granted plaintiffs' renewed motion for summary judgment in the Action, declaring that the remaining claims of default asserted by Trump were without merit and that plaintiffs were not in default under the master lease.

On January 31, 2000, the Trump defendants filed a notice of appeal from the January 12, 2000 final judgment entered in the Action, and in June 2000, the Appellate Division affirmed the judgement in favor of Associates and Company and against Trump.

Plaintiffs intend to challenge any future claims of default by Trump and, if appropriate, to renew their motion for summary judgment. No provision for any liability that may result upon adjudication has been made in the accompanying financial statements.




8.	Contingencies

Wien & Malkin LLP and Peter L. Malkin are engaged in a dispute with Helmsley-Spear, Inc., the building manager of the Empire State Building, concerning the management, leasing and supervision of the property net leased to the Sublessee. In this connection, certain legal and professional fees and other expenses have been paid and incurred and additional costs are expected to be incurred. Associates' allocable share of such costs cannot as yet be determined. Accordingly, Associates has not provided for the expense and related liability with respect to such costs in the accompanying financial statements.

	EMPIRE STATE BUILDING ASSOCIATES

9.	Concentration of Credit Risk

Associates maintains cash balances in a bank, money market funds (Fidelity U.S. Treasury Income Portfolio) and a distribution account held by Wien & Malkin LLP. The bank balance is insured by the Federal Deposit Insurance
Corporation up to $100,000, and at December 31, 2000 was completely insured. The cash in the money market funds and the account held by Wien & Malkin LLP are not insured. The funds held in the distribution account were paid to the participants on January 1, 2001.


10.	Receipt of Warrants and Stock in Telecommunications Companies

In 2000, Associates received 15,614 shares of common stock of Broadband Office, Inc., and warrants to acquire 40,150 shares and 36,000 shares of common stock of Gillette Global Network, Inc. ("Gillette") and ENN Providers, Inc. ("Narrowcast"), respectively, (each of the aforementioned companies collectively referred to as the "Corporations"). The stock and warrants were provided to Associates for allowing the Corporations, at little or no cost to Associates, to wire the Building to provide high speed internet access and other telecommunications services, the installation of monitors in the building's elevator cabs to display current news and weather reports, advertisements and building information messages. Company received an equal amount of shares and warrants. In addition, Company will receive from 5% to 10% of the revenues generated by such services from advertising and subscriptions with tenants of the building. No income from these sources was earned in 2000. The warrants are exercisable, generally, following an initial public offering ("IPO") of each of the Corporations. There is no expectation that such an IPO will occur at anytime soon. The Gillette and Narrowcast warrants expire on August 29, 2003 and August 17, 2005, respectively. There are restrictions as to the transfer of stock and there is no current market for the warrants or the stock. Since they did not have an ascertainable value as of the date they were granted or at December 31, 2000, no amounts have been recorded in the accompanying financial statements for such warrants or shares.