Form 10-K, Exhibit 13
period 2002-12-31
EMPIRE STATE BUILDING ASSOCIATES
filed 2003-04-15
CIK 32776

[LETTERHEAD OF WIEN & MALKIN LLP]






                                        April 15, 2003


TO PARTICIPANTS IN EMPIRE STATE BUILDING ASSOCIATES L.L.C. ("Associates") Federal Identification Number 13-6084254

        We enclose the annual report of Empire State Building Associates L.L.C. for the year ended December 31, 2002 and the comparative statement of operations under the sublease for the years 2002 and 2001.

        In accord with the September 14, 2001 Solicitation of Consents from the Participants in Associates, on April 17, 2002 Associates acquired, through a limited liability company owned by Associates, fee title to the Empire State Building and the land thereunder at a cost, including related expenses, of approximately $60,000,000. Associates financed the acquisition by a first mortgage from North Fork Bank.

        Property performance at the Empire State Building has been adversely impacted by the after effects of 9/11, the economic slump, both nationwide and in New York City, and by the steep increase in expenses for security and insurance. The decrease in rental income and increase in expense were partially offset by an increase in Observatory and antenna income. The operating lessee projects that its profit in 2003 will be less than 2002.

        In 2001, the operating sublessee received a real estate tax refund of $26,004,965 applicable to the tax years 1992/1993 through 2001/2002. The net refund was $23,208,810, after deduction of fees to Sherman & Gordon, P.C. and Wien & Malkin LLP, each in the amount of $1,163,531, net refund/credit to tenants of $402,934 to adjust for prior real estate tax escalation billings, and $66,159 for appraisal, accounting, filing fees and miscellaneous disbursements. As indicated in Note 4 of the operating lessee's report, the net real estate tax refund in 2001 subject to overage rent was $19,001,383.

        Professional fees of $2,189,694 reflected in the annexed year 2002 report of the operating lessee included $422,175, $176,431, and $295,741 for leasing, litigation and collection matters, respectively. Other professional fees and miscellaneous expense of $63,999 incurred in 2002 by Associates included $47,998 in connection with litigation commenced by Irving Schneider, as discussed below. $7,728 of these expenses were paid to Wien & Malkin LLP.

        The litigation commenced by Irving Schneider (holder of a $10,000 face participation in Associates, representing 1/3300th of the interests in Associates) against Associates' Agents claimed that the Agents violated contractual and fiduciary duties and that the consent of the Participants to Associates' program for acquisition and financing of the fee title to the Empire State Building pursuant to the September 14, 2001 Solicitation was ineffective. On February 28, 2002, the Court issued an order dismissing all of Mr. Schneider's claims. On March 8, 2002, Mr. Schneider filed a Notice of Appeal of the Court's ruling. The time for Mr. Schneider to perfect his appeal of the court's dismissal has expired and the dismissal is now final.

        The operating lease provides for the payment of additional rent equal to 50% of the operating lessee's profit in excess of $1,000,000. The profit for 2002 was $29,952,016, so that the operating lessee paid additional rent of $14,476,008. The profit for 2001 was $53,145,005, including the net real estate tax refund subject to overage rent of $19,001,383, so that the operating lessee paid additional rent of $26,072,502.

        After reserves described below, there was $11,977,764 available for distribution for 2002. In accordance with Associates' operating agreement, 6% of the distribution, $718,666, has been paid to Wien & Malkin. $11,259,098 was distributed to the Participants on March 5, 2003 and represented about 34.1% on the original cash investment of $33,000,000. Together with regular monthly distributions during the year 2002, total distributions to Participants for 2002 were at the rate of about 45.9%. Details are as follows:

Additional rent for the year 2002                            $14,476,008
Dividend and interest income                                     152,081
                                                              14,628,089
Less:
   Addition to reserve for annual debt service
   on the mortgage, net of ground rent savings	 $2,000,000
   Addition to other reserves                       650,000
   Annual limited liability company fee                 325     2,650,325
           Balance                                            $11,977,764

Distribution to Participants on March 5, 2003                 $11,259,098
Additional fee paid to Wien & Malkin
        (6% of $11,977,764)                                       718,666
Total                                                         $11,977,764

        Associates' total reserves for debt service and for other contingenc-ies are now approximately $4,000,000.

        Total distributions to the Participants on the original cash investment for the years 1996 through 2002 were as follows:

        2002    45.9%         1998    20.3%
        2001*   81.8%         1997    15.0%
        2000    51.8%         1996    11.8%
        1999    31.9%

   *Including approximately 30% attributable to a real estate tax refund.

        For financial statement purposes, while the income of Associates for the year 2002 was $15,397,298, distributions to Participants were $15,148,431 (including the additional distribution of $11,259,098) reflecting additions to the reserves held by Associates. Such reserves are not deducted for tax purposes on Schedule K-1 until expended.

        Taking into account that a portion of prior distributions constituted a return of capital, the average capital investment for the year 2002 was $24,760,380. Distributions of $15,148,431 were about 61% on the average capital. The book value on December 31, 2002 of an original cash investment of $10,000 was $7,503.

        Those Participants who have voluntarily authorized additional compensat-ion to Wien & Malkin, in the event of a sale of the Empire State Building, pursuant to consent solicitation letters of September 14, 2001 and September
13, 1991 will receive from Wien & Malkin each year through January 5, 2076 their pro rata shares of the originally scheduled increases in additional payments to Wien & Malkin from the reductions in master lease rent effective in 1992 and 2013. This amounts to $45,017 per annum commencing in 1992 and $52,405 per annum commencing in 2013. Each such Participant holding a $10,000 participation will receive each year $13.64 for 1992 through 2012 and $15.88 commencing 2013. The payment to consenting Participants on account of the year 1992 was included in the check distributed on February
28, 1993. The Schedule K-1 previously submitted to you noted the amount you received on March 6, 2002 to be reported on your 2002 income tax returns. The payment for 2002 was mailed to you on March 5, 2003 and will be reportable on your 2003 income tax returns.

	The enclosed financial statement contains information regarding distributions which was previously also sent to you in Form SD-1. In accord with applicable law as now amended, in place of that Form SD-1, we will in the future send any such required information by message printed on your distribution check stub (or deposit advice) or by other special communication to investors. The same information on distributions will continue to be provided as well in the annual financial statements.

        Schedule K-1 forms (Form 1065), containing 2002 tax information, were mailed to the Participants on March 18, 2003.

        If you have any question about the enclosed material, please communicate with our office.

                                           Cordially yours,

                                           WIEN & MALKIN LLP

                                           By:  Stanley Katzman

SK:fm
Enc.


[LETTERHEAD OF J.H. COHN, LLP]







INDEPENDENT ACCOUNTANTS' REPORT



To the participants in Empire State Building Associates L.L.C. (a Limited Liability Company):


We have audited the accompanying consolidated balance sheet of Empire State Building Associates L.L.C. as of December 31, 2002, and the related consolidated statements of income, members' equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of Associates' management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Empire State Building Associates L.L.C. as of December 31, 2002, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.






New York, N.Y.
March 19, 2003


[LETTERHEAD OF J.H. COHN LLP]





INDEPENDENT ACCOUNTANTS' REPORT



To the participants in Empire State Building Associates L.L.C. (a Limited Liability Company):


We have audited the accompanying consolidated balance sheet of Empire State Building Associates L.L.C. as of December 31, 2002, and the related consolidated statements of income, members' equity and cash flows for the year then ended. These consolidated financial statements are the responsib-ility of Associates' management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Empire State Building Associates L.L.C. as of December 31, 2002, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.



						J.H. Cohn LLP
						1212 Avenue of the Americas
						New York, N. Y. 10036

March 6, 2003


                EMPIRE STATE BUILDING ASSOCIATES L.L.C.
                  (A Limited Liability Company)

                  CONSOLIDATED BALANCE SHEET

                      DECEMBER 31, 2002



Assets
	Cash and cash equivalents:
         JP Morgan Chase Bank                            $        34,526
         North Fork Bank                                         883,620
         Distribution account held by Wien & Malkin LLP          324,111
         Fidelity U.S. Treasury Income Portfolio              16,358,165
											17,600,422
	Additional rent due from Empire
         State Building Company L.L.C.                         1,476,008

        Mortgage financing costs                  $1,796,287
                Less: Accumulated amortization       127,237   1,669,050

	Real estate:
             Empire State Building, situated at
              350 Fifth Avenue, New York, N.Y.    38,933,801
               Less: Accumulated depreciation        708,206  38,225,595

         Land                                                 21,550,588

            Total assets                                     $80,521,663


Liabilities and members' equity
	Liabilities:
          First mortgage payable                            $60,500,000
          Accrued supervisory services                          718,669
          Accrued mortgage interest                             338,632
            Total liabilities                                61,557,301

	Commitments and contingencies

	Members' equity					     18,964,362

          Total liabilities and members' equity             $80,521,663








        See accompanying notes to consolidated financial statements.


                EMPIRE STATE BUILDING ASSOCIATES L.L.C.
                  (A Limited Liability Company)

                CONSOLIDATED STATEMENT OF INCOME

	          YEAR ENDED DECEMBER 31, 2002





Income:

        Basic rent                                          $  6,018,750
        Additional rent                                       14,476,008
        Dividend and interest income                             152,081

               Total income                                   20,646,839


Expenses:

        Leasehold rent                       $    581,998
	Interest on mortgage			2,829,215
        Supervisory services                      878,083
        Amortization of financing costs           127,237
        Professional fees and miscellaneous        63,999

                           Total expenses                      4,480,532

Income before amortization of leasehold and depreciation
        of building                                          16,166,307

Amortization of leasehold                          60,803
Depreciation of building                          708,206       769,009

Net income                                                  $15,397,298
















	See accompanying notes to consolidated financial statements.


                EMPIRE STATE BUILDING ASSOCIATES L.L.C.
                  (A Limited Liability Company)

                CONSOLIDATED STATEMENT OF MEMBERS' EQUITY

                     YEAR ENDED DECEMBER 31, 2002




Members' equity, January 1, 2002                               $30,556,397

	Add, Net income for the year ended
         December 31, 2002                                      15,397,298

											45,953,695
	Less, Distributions:

        Monthly distributions,
        January 1, 2002 through December 31, 2002  $ 3,889,333

        Additional distribution on March 4, 2002    23,100,000  26,989,333


        Members' equity, December 31, 2002                     $18,964,362



























	See accompanying notes to consolidated financial statements.



                EMPIRE STATE BUILDING ASSOCIATES L.L.C.
                   (A Limited Liability Company)

                CONSOLIDATED STATEMENT OF CASH FLOWS

	           YEAR ENDED DECEMBER 31, 2002

Cash flows from operating activities

 Net income                                                   $ 15,397,298
 Adjustments to reconcile net income to net cash provided by operating activities:

    Amortization of leasehold                                       60,803
    Amortization of financing costs                                127,237
    Depreciation of building                                       708,206
    Changes in operating assets and liabilities:
      Additional rent due from
       Empire State Building Company L.L.C.                     (1,403,506)
      Deferred charges                                             110,050
       Accrued supervisory services                               (755,799)
      Accrued professional fees                                   (316,804)
      Accrued mortgage interest                                    338,632
      Prepaid rent                                                  23,831

       Net cash provided by operating activities                14,289,948

Cash flows from investing activities

 Purchase of real estate                                       (58,252,022)

     Net cash used in investing activities                     (58,252,022)

Cash flows from financing activities

     Proceeds from mortgage payable                             60,500,000
     Payment of mortgage financing costs                       (1,796,287)
     Distributions to participants                             (26,989,333)
         Net cash provided by financing activities              31,714,380

Net decrease in cash and cash equivalents                      (12,247,694)

Cash and cash equivalents, beginning of year                    29,848,116

         Cash and cash equivalents, end of year               $ 17,600,422


Supplemental disclosure of cash flow information:
        Cash paid during the year for interest                $  2,490,583


	See accompanying notes to consolidated financial statements.


                EMPIRE STATE BUILDING ASSOCIATES L.L.C.
                  (A Limited Liability Company)

	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	              DECEMBER 31, 2002



1.	Business Activity

Through April 16, 2002, Empire State Building Associates L.L.C. ("Associates") owned the tenant's interest in a master operating leasehold (the "Master
Lease") on the Empire State Building (the "Building"), located at 350 Fifth Avenue, New York, New York. Associates subleases the property to Empire State Building Company L.L.C. ("Company"). On April 17, 2002, Associates acquired, through a wholly-owned limited liability company, the fee title to the Building, and to the land thereunder (the "Land"), (together, the "Real Estate"). See
Note 2. The consolidated financial statements include the accounts of Associates and, effective April 17, 2002, its wholly-owned limited liability company, Empire State Land Associates L.L.C. All intercompany accounts and transactions have been eliminated in consolidation.

Associates operated as a general partnership, Empire State Building Associates, until October 1, 2001, when it converted to a limited liability company and changed to its current name. Ownership percentages in Associates were unchanged by the conversion. Associates continues to be treated as a partnership for tax purposes, and the partnership's income tax basis of its assets and liabilities carried over to the limited liability company.



2.   Summary of Significant Accounting Policies

Cash and cash equivalents

Cash and cash equivalents include investments in money market funds and all highly liquid debt instruments purchased with a maturity of three months or less.

Real estate and depreciation

The Real Estate is carried in the financial statements at a total cost of $60,484,389, consisting of $57,500,000 for the purchase price paid to the seller, $752,022 for acquisition costs, and $2,232,367 representing the unamortized balance of the cost of the Master Lease on the date the Real Estate was acquired. Based on an appraisal of the Real Estate and the opinion of counsel, the cost of the Real Estate was allocated to Land ($21,550,588), 35.63%, and Building ($38,933,801), 64.37%. Under the
terms of the contract of sale, the deed contains language to avoid the merger of the fee estate and the leasehold, although on a consolidated financial statement basis Associates incurred no leasehold rent expense after acquiring the Real Estate.

The Building is being depreciated on a straight-line basis using an estimated life of 39 years from April 17, 2002. Prior to the acquisition of the Real Estate in April 2002, the value of the Master Lease was stated at cost and amortized using the straight-line method over its lease term. Since the unamortized cost of the Master Lease is included as part of the cost of the Real Estate as of April 17, 2002, no amortization has been taken since that date.



	EMPIRE STATE BUILDING ASSOCIATES L.L.C.
	(A Limited Liability Company)

	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)



2.	Summary of Significant Accounting Policies (concluded)

        Mortgage financing costs

Mortgage financing costs, totaling $1,796,287, are being amortized ratably over the life of the mortgage.

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

The annual minimum basic rent during the remainder of the sublessee's first renewal term, through January 4, 2013, is $6,018,750. The sublease provides for three successive renewal options of twenty-one years each, at an annual basic rent of $5,895,625 throughout all renewal terms.

Additional rent through all renewal terms under the sublease is payable in an amount equal to 50% of the sublessee's annual net income, as defined, in excess of $1,000,000. Additional rent earned for the year 2002 was $14,476,008.



4.     Related Party Transactions

a) Rent income

All rent income is received by Associates from the Company, a related party, some of whose members are also members in Associates.

b) Supervisory and other services

Supervisory and other services are provided to Associates by its supervisor, Wien & Malkin LLP ("Wien & Malkin"), a related party in which Peter L. Malkin, a member in Associates, has an interest. Beneficial interests in Associates are held by one or more persons at Wien & Malkin, their family members, and/or trusts, limited liability companies or similar entities owned for their family members.


            EMPIRE STATE BUILDING ASSOCIATES L.L.C.
                (A Limited Liability Company)

	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)



4. 	Related Party Transactions (concluded)

c) Supervisory and other services (concluded)

Transactions in 2002 with Wien & Malkin were as follows:

Basic supervisory fee           $   159,417
Additional supervisory fee          718,666
Other fees and disbursements,
 including capitalized costs        154,928

                                 $1,033,011


5.	First Mortgage Note Payable

To finance the acquisition of the fee title to the Real Estate (Note 1) and certain related costs, Associates obtained a $60,500,000 first mortgage with North Fork Bank. The mortgage matures on May 1, 2012. Monthly payments under the mortgage are interest only at a fixed rate of 6.5% through maturity. Payments commenced on June 1, 2002, except that short-term interest from the closing until April 30, 2002 was due on May 1, 2002. The mortgage may be prepaid at any time after 24 months with the payment of a premium equal to the greater of (a) 1% of the amount prepaid and (b) an amount calculated pursuant to a prepayment formula designed to preserve the bank's yield to maturity.

The mortgage loan is secured by a lien on the Real Estate and Associates' leasehold estate under the Master Lease of the Real Estate.



6.	Income Taxes

Net income is computed without regard to income tax expense since Associates does not pay a tax on its income; instead, any such taxes are paid by the participants in their individual capacities.


7.	Litigation

On November 29, 2001, an action entitled Irving Schneider v. Peter L. Malkin et al. was brought in New York State Supreme Court by the holder of a $10,000 original participation in Associates (representing 1/3300th of the interests in Associates) against members of Empire State Building Associates L.L.C. who act as agents for the participant investors (the "Agents"), claiming that the Agents had violated contractual and fiduciary duties and that the consent of the participants to Associates' program for acquisition and financing of the fee title to the Empire State Building, pursuant to a September 14, 2001 solicitation of participants, is ineffective. On February 28, 2002, the Court granted an order dismissing all of Mr. Schneider's claims. Mr. Schneider filed on March 8, 2002 a notice of appeal of the order dismissing his claims. The time for Mr. Schneider to perfect his appeal of the Court's dismissal has expired and the dismissal is now final.


	EMPIRE STATE BUILDING ASSOCIATES L.L.C.
	(A Limited Liability Company)

	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


7.	Litigation (concluded)

Associates has paid the defense costs in this action for professional fees and disbursements, of which $157,863 has been incurred through December 31, 2002. In April 2002, Leona M. Helmsley, who is a 63.75% member in Company, brought litigation against Company's supervisor, Wien & Malkin, and member, Peter L. Malkin, claiming misconduct and seeking damages and disqualification from p erforming services for the sublessee. In December 2002 Mrs. Helmsley withdrew all her claims and this litigation was dismissed.



8.	Contingencies

Wien & Malkin and Peter L. Malkin, a member in Company, have been engaged in a proceeding with Company's managing agent, Helmsley-Spear, Inc. commenced in 1997, concerning the management, leasing, and supervision of the property that is subject to the net sublease to the operating sublessee. In this connection, certain legal and professional fees and other expenses have been paid and incurred by Wien & Malkin and Mr. Malkin, and additional costs are expected to be incurred. Wien & Malkin and Mr.Malkin have represented that such costs will be recovered only to the extent that (a) competent tribunal authorizes payment or (b) an investor voluntarily agrees that his or her proportionate share be paid. Accordingly, Associates' allocable share of such costs is as yet undetermined, and Associates has not provided for the expense and related liability with respect to such costs in these consolidated financial statements.

The original action was commenced in June 1997 and was referred to arbitration. The March 30, 2001 decision of the Arbitrators, which was confirmed by the court, (i) reaffirms the right of the members in the lessee to vote to terminate Helmsley-Spear, Inc. without cause, (ii) dismisses Helmsley-Spear, Inc.'s claims against Wien & Malkin LLP, and (iii) rejects the termination of Helmsley-Spear, Inc. for cause. The parts of the decision under appeal were affirmed by the Appellate Division on December 5, 2002, and were further appealed by Wien & Malkin and Mr. Malkin on January 13, 2003.

In January 1998, Irving Schneider, who is one of the controlling principals of Helmsley-Spear and has no record or beneficial interest in Company, brought litigation against Company's supervisor, Wien & Malkin, and member, Peter L. Malkin, claiming misconduct and seeking damages and disqualification from performing services for Company. In March 2002, the court dismissed Mr. Schneider's claims. Mr. Schneider has appealed this dismissal. Wien &
Malkin and Mr. Malkin are defending against these claims.



9.	Concentration of Credit Risk

Associates maintains cash balances in two banks, money market funds (Fidelity U.S. Treasury Income Portfolio) and a distribution account held by Wien & Malkin LLP. The balance in each bank is insured by the Federal Deposit Insurance Corporation up to $100,000, and at December 31, 2002 there was an uninsured balance of $784,000. The cash in the money market funds and the distribution account held by Wien & Malkin are not insured. The funds held in the distribution account were paid to the participants on January 1, 2003.























                EMPIRE STATE BUILDING AND OBSERVATORY

                COMPARATIVE COMBINED STATEMENT OF INCOME

                           YEARS ENDED

                        DECEMBER 31, 2002

                                AND

                        DECEMBER 31, 2001







Dated:
New York,  NY

March 19, 2003








Empire State Building Company L.L.C.
60 East 42nd Street
New York, NY  10165

	We have audited the accompanying Comparative Combined Statement of Income of Empire State Building and Observatory for the years ended December 31, 2002 and 2001 for the purpose of determining "Net Operating Profit" and "Overage Rent" as those terms are defined in Section 2.05 of Agreement of Sublease dated December 27, 1961. During the years ended December 31, 2002 and 2001, the entire building, with the exception of the Observatory, was operated by Empire State Building Company L.L.C. and the Observatory was operated by Empire State Building, Inc. The Combined Statement of Income is the responsibility of the management of Empire State Building Company L.L.C. and Empire State Building, Inc. Our responsibility is to express an opinion on the Combined Statement of Income based on our audit.

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

	In our opinion, the accompanying Comparative Combined Statement of Income of Empire State Building and Observatory presents fairly, in all material respects, the Net Operating Profit and Overage Rent for the years ended December 31, 2002 and 2001, in conformity with Section 2.05 of the aforementioned Agreement dated December 27, 1961.

	As discussed in Note 2 to the Combined Statement of Income, Empire State Building Company L.L.C. and other related parties have been named as defendants in legal actions. All defendants have denied all material allegations. It is not possible at this time to predict the outcome or range of potential loss, if any, which might result from those actions.
No provision for any loss has been made in the accompanying Combined Statement of Income.


New York, NY
March 19, 2003












                Empire State Building and Observatory
                COMPARATIVE COMBINED STATEMENT OF INCOME

                                                                Increase
                                2002            2001            (Decrease)
INCOME
 Rent, including electricity    $70,585,557   $78,273,477     $(7,687,920)
 Observatory admissions          25,779,409    21,108,995       4,670,414
 Other observatory income         3,804,080     3,769,522          34,558
 Antenna rent                     6,760,655     5,077,548       1,683,107
 Net real estate tax refund (Note 4)     -     19,001,383     (19,001,383)
 Lease cancellation                 797,481       104,779         692,702
 Other                              774,638     1,025,230        (250,592)
 Total income                   108,501,820   128,360,934     (19,859,114)

OPERATING EXPENSES
 Rent                             6,018,750     6,018,750              -
 Real estate taxes               18,191,349    18,517,172        (325,823)
 Wages, contract cleaning and
   protection service            14,373,946    13,603,615         770,331
 Electricity                      8,183,105     7,193,645         989,460
 Tenants' and building
   alterations, repairs
   and supplies"                  8,413,621    10,317,180      (1,903,559)
 Management fees and leasing
   commissions                    1,529,113     2,005,574        (476,461)
 Observatory:
 Wages                            3,000,967     2,587,102         413,865
 Contracted labor                 1,897,051     2,066,353        (169,302)
 Advertising and public relations   603,821       367,470         236,351
 Payroll taxes and other labor cost 961,780       809,567         152,213
 Other taxes and expenses           717,741       539,948         177,793
 Steam                            1,305,867     1,558,714        (252,847)
 Professional fees (Note 1)       2,189,694     3,130,969        (941,275)
 Payroll taxes and other
   labor costs                    3,863,640     3,859,169           4,471
 Insurance                        5,078,058       733,344       4,344,714
 Water and sewer                    198,963       287,154         (88,191)
 Rubbish removal                    100,585       115,638         (15,053)
 Advertising                      1,225,852       894,885         330,967
 Telephone                          118,100        97,158          20,942
 Sprinkler alarm service             92,106       127,435         (35,329)
 Directory service                   13,947        12,432           1,515
 Interest on NYS utility tax              -        60,619         (60,619)
 Utility tax (refund)                     -      (129,319)        129,319
 Paging and other
   intercommunication               142,963       136,270           6,693
 Dues                                30,689        31,988          (1,299)
 Other expenses                     298,096       273,097          24,999
 Total expenses before
        overage rent             78,549,804    75,215,929       3,333,875

NET OPERATING PROFIT            $29,952,016   $53,145,005    $(23,192,989)

 OVERAGE RENT, 50% OF NET
   OPERATING PROFIT IN
   EXCESS OF $1,000,000         $14,476,008   $26,072,502    $(11,596,494)







                Empire State Building and Observatory
                NOTES TO COMBINED STATEMENT OF INCOME



NOTE

  1.	Professional fees include payments to Wien & Malkin LLP.  A partner in Wien &  Malkin  LLP is a member in Company.

  2.	Litigation

(a)	Company is a defendant in an action, commenced on or about October 15,
1998, instituted in the Supreme Court of the State of New York, County of New York, entitled Magnifique Parfumes And Cosmetics, Inc. d/b/a Perfumania v. Empire State Building, Inc. (incorrectly named in the action as "Empire State Building, Inc.").

        This lawsuit which is brought by a tenant in the building seeks at least $700,000 in damages. In its complaint, plaintiff-tenant alleges that the Company breached its lease with plaintiff by, among other things, charging plaintiff for electricity on a submetering basis at a rate which far exceeds the rate permissable under the lease.

	Company served an answer to the complaint and brought a counterclaim against plaintiff and Perfumania, Inc. (as guarantor) alleging that plaintiff breached certain obligations under the lease to pay certain rent, electricity and operating expense charges and owes the Company $37,312.11 in arrears under the lease.

	 The parties began engaging in settlement discussions in the Fall of 1999. The settlement discussions were never concluded and nothing further has occurred in the case to date.

	In the event plaintiff revives this matter, Company intends to contest the case vigorously.

(b) NNT Group, Inc. ("NNT") was a purported sub-tenant occupying certain premises (the "Premises") of the Empire State Building. NNT was evicted from the Premises and the locks on the Premises were changed pursuant to an order of eviction. Following the eviction, NNT filed a suit against Company to recover its property remaining in the Premises. On December
21, 2001, the court entered an order granting NNT a judgment of possession for the limited purpose of accessing the Premises to retrieve its personal belongings. At the time the judge issued the order, NNT threatened to bring an action against the Company for treble damages and attorneys' fees based on an allegedly unlawful eviction.

        Pursuant to the court's order, Company permitted NNT to retrieve its personal belongings from the Premises. Subsequently, NNT attempted to gain access to the Premises and use the Premises to continue operating its business, without the Company's knowledge or consent. Upon discovering NNT's attempted and continued unlawful occupation of the Premises, the Company demanded that NNT vacate the Premises and remove all remaining property therein, which it did. To date, NNT has not filed any action for damages or attorneys' fees against the Company. Should it file any such action, the Company will vigorously defend against it.





                Empire State Building and Observatory
                NOTES TO COMBINED STATEMENT OF INCOME

NOTE

3. Contingent Liabilities

      (a) Wien & Malkin LLP and Peter L. Malkin, a member in Company, have been engaged in a proceeding with Helmsley-Spear, Inc. commenced in 1997, concerning the management, leasing and supervision of Company's property. In this connection, certain costs for legal and professional fees and other expenses have been paid and incurred by Wien & Malkin and Mr. Malkin and additional costs are expected to be incurred. Wien & Malkin and Mr. Malkin have represented that such costs will be recovered only to the extent that ( a ) a competent tribunal authorizes payment by Company or ( b ) a member voluntarily agrees that his or her proportionate share be paid. Accordingly, Company's allocable share of such costs is as yet undetermined and Company has not provided for the expense and related liability with respect to such costs in these financial statements.

       The original action was commenced in June 1997 and was referred to arbitration. The March 30, 2001 decision of the Arbitrators, which was confirmed by the court, (i) reaffirms the right of the members to vote to terminate Helmsley-Spear without cause, (ii) dismisses Helmsley-Spear's claims against Wien & Malkin and Peter L. Malkin, and (iii) rejects the termination of Helmsley-Spear for cause. The parts of the decision under appeal were affirmed by the Appellate Division on December 5, 2002, and were further appealed by Wien & Malkin and Mr. Malkin on January 13, 2003.

        In January 1998, Irving Schneider, who is one of the controlling principals of Helmsley-Spear and has no record or beneficial interest in Company, brought litigation against Company's supervisor, Wien & Malkin, and member, Peter L. Malkin, claiming misconduct and seeking damages and disqualification from performing services for Company. In March 2002, the court dismissed Mr. Schneider's claims. Mr. Schneider has appealed this dismissal. Wien & Malkin and Mr. Malkin are defending against these claims.

 	In April 2002, Leona M. Helmsley, who is a 63.75% member in Company, brought litigation against Company's supervisor, Wien & Malkin, and member, Peter L. Malkin, claiming misconduct and seeking damages and disqualification from performing services for Company. In December 2002, Mrs. Helmsley withdrew all her claims, and this litigation was dismissed.

4.      Net real estate tax refund

        Company concluded a real estate tax settlement with New York City covering the period July 1, 1992 through June 30, 2001 resulting in a total
savings of $28,344,576, of which $26,004,965     was refunded in May 2001,
and the balance, $2,339,611, will reduce assessments to be    phased in over
the next five years. Expenses attributable to the settlement amounted to $2,393,221, of which $2,327,062 was for legal fees, and the balance, $66,159, was for appraisal, accounting, filing fees and miscellaneous disbursements. Wien & Malkin LLP, received $1,163,531 of the total legal fees paid. A partner in Wien & Malkin LLP is a member in Company. Other required offsets to the refund were for tenant credits, and for overage rent adjustments for 1995 and 1996, resulting in net real estate tax refund of $19,001,383 for overage rent purposes.