Form 10-K, Exhibit 13
period 2005-12-31
EMPIRE STATE BUILDING ASSOCIATES
filed 2006-06-23
CIK 32776

[Wien & Malkin llp letterhead]

May 31, 2006

TO PARTICIPANTS IN EMPIRE STATE BUILDING ASSOCIATES L.L.C.

Federal Identification Number 13-6084254

We enclose the annual report of Empire State Building Associates L.L.C. ("Associates") for the year ended December 31, 2005 and the comparative statement of operations under the sublease for the years 2005 and 2004. Associates is a limited liability company which is treated as a partnership for income tax purposes.

The operating lease provides for the payment of additional rent equal to 50% of the operating lessee's profit in excess of $1,000,000. The profit for 2005 was $33,649,958, so that the operating lessee paid additional rent of $16,324,979. The profit for 2004 was $19,939,086, so that the operating lessee paid additional rent of $9,469,543.

As noted below, $14,463,188 was available for distribution for 2005. In accordance with Associates' operating agreement, 6% of the distribution, $867,791, has been paid to Wien & Malkin. $13,595,397 was distributed to the Participants on March 3, 2006 and represented about 41.2% on the original cash investment of $33,000,000. Together with regular monthly distributions during the year 2005, total distributions to Participants for 2005 were at the rate of about 53.0%. Details are as follows:

Additional rent for the year 2005	$16,324,979
Dividend and interest income	158,209
16,483,188
Less: Set-aside for annual debt service on the mortgage, net of ground rent savings	2,020,000
Available for distribution	$14,463,188

Distribution to Participants on March 3, 2006	$13,595,397
Additional payment paid to Wien & Malkin (6% of $14,463,188)	867,791
Total	$14,463,188

Associates' total reserves are now approximately $4,000,000.

Total distributions to the Participants on the original cash investment for the years 2002 through 2005 were as follows:

2005	53.0%
2004	33.2%
2003	25.3%
2002	45.9%

For financial statement purposes, distributions to Participants for 2005 of $17,484,730 (including the additional distribution of $13,595,397) were greater than Associates' net income of $16,308,881. The difference is treated as a return of capital rather than as taxable income, and results mainly from depreciation of the building and amortization of financing costs.

Taking into account that a portion of prior distributions constituted a return of capital, the average capital investment for the year 2005 was $15,175,849. Distributions of $17,484,730 for 2005 were about 115.2% on the average capital. The book value on December 31, 2005 of an original cash investment of $10,000 was $5,411.

Those Participants who have voluntarily authorized additional compensation to Wien & Malkin, in the event of a sale of the Empire State Building, pursuant to consent solicitation letters of September 14, 2001 and September 13, 1991 will receive from Wien & Malkin each year through January 5, 2076 their pro-rata shares of the originally scheduled increases in additional payments to Wien & Malkin from the reductions in master lease rent effective in 1992 and 2013. This amounts to $45,017 per annum commencing in 1992 and $52,405 per annum commencing in 2013. Each such Participant holding a $10,000 participation will receive each year $13.64 for 1992 through 2012 and $15.88 commencing 2013. The Schedule K-1 previously submitted to you noted the amount you received on March 2, 2005 to be reported on your 2005 income tax returns. The payment for 2005 was mailed to you on March 3, 2006 and will be reportable on your 2006 income tax returns.

Schedule K-1 forms (Form 1065), containing 2005 tax information, were mailed on March 21, 2006.

If you have any question about the enclosed material, please communicate with our office.

Cordially yours,

WIEN & MALKIN LLP

By: Mark Labell

ML:mjt

Enc.

[LETTERHEAD OF J.H. OCHN]

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Participants in Empire State Building Associates L.L.C. (a Limited Liability Company):

We have audited the accompanying consolidated balance sheet of Empire State Building Associates L.L.C. as of December 31, 2005, and the related consolidated statements of income, members' equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of Associates' management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Empire State Building Associates L.L.C. as of December 31, 2005, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

New York, N.Y.

March 13, 2006

CONSOLIDATED BALANCE SHEET

DECEMBER 31, 2005

Assets

Real estate: Empire State Building, located at 350 Fifth Avenue, New York, N.Y.	$38,933,801
Less: Accumulated depreciation	3,702,994	$35,230,807

Land		21,550,588

Cash and cash equivalents:
JP Morgan Chase Bank	538,221
North Fork Bank (restricted cash - mortgage interest)	851,683
Distribution account held by Wien & Malkin LLP	324,111
Fidelity U.S. Treasury Income Portfolio	19,021,513	20,735,528

Receivable from participants - NYS estimated tax		91,437

Additional rent due from Empire State Building Company L.L.C.		1,324,979

Mortgage financing costs	1,796,287
Less: Accumulated amortization	666,123	1,130,164

Total assets		$80,063,503

Liabilities and members' equity

Liabilities:
First mortgage payable	$60,500,000
Accrued mortgage interest payable	338,632
Prepaid rent	501,564
Accrued supervisory services	867,791
Total liabilities	62,207,987

Commitments and contingencies

Members' equity	17,855,516

Total liabilities and members' equity	$80,063,503

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENT OF INCOME

YEAR ENDED DECEMBER 31, 2005

Income:

Basic rental income	$6,018,750
Additional rental income	16,324,979
Dividend and interest income	158,209

Total income	22,501,938

Expenses:
Interest on mortgage	$ 3,987,118
Supervisory services	1,027,208
Amortization of financing costs	179,629
Professional fees and miscellaneous	840

Total expenses		5,194,795

Income before depreciation of building		17,307,143

Depreciation of building		998,262

Net income		$16,308,881

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENT OF MEMBERS' EQUITY

YEAR ENDED DECEMBER 31, 2005

Members' equity, January 1, 2005		$12,496,181
Add, Net income for the year ended December 31, 2005		16,308,881
Less, Distributions:
Monthly distributions, January 1, 2005 through December 31, 2005	$ 3,889,333

Additional distribution on March 2, 2005	7,060,213	10,949,546

Members' equity, December 31, 2005		$17,855,516

The book value of a $10,000 unit in Empire State Building Associates L.L.C. was $5,411 at December 31, 2005, representing such unit's proportionate share of the entity's stated capital as of that date.

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENT OF CASH FLOWS

YEAR ENDED DECEMBER 31, 2005

Cash flows from operating activities

Net income	$ 16,308,881
Adjustments to reconcile net income to net cash provided by operating activities:

Amortization of financing costs	179,629
Depreciation of building	998,262
Changes in operating assets and liabilities: Additional rent due from Empire State Building Co. L.L.C	(605,436)
Accrued supervisory services	417,138
Accrued mortgage interest	338,632
Prepaid rent	501,564
Net cash provided by operating activities	18,138,670

Cash flows from financing activities

Change in receivable from participants	(28,544)

Distributions to participants	(10,949,546)
Net cash used in financing activities	(10,978,090)

Net increase in cash and cash equivalents	7,160,580

Cash and cash equivalents, beginning of year	13,574,948
Cash and cash equivalents, end of year	$ 20,735,528

Supplemental disclosure of cash flow information: Cash paid during the year for interest	$ 3,648,486

See accompanying notes to consolidated financial statements.

1. Business Activity

Through April 16, 2002, Empire State Building Associates L.L.C. ("Associates") owned the tenant's interest in a master operating leasehold (the "Master Lease") on the Empire State Building (the "Building"), located at 350 Fifth Avenue, New York, New York. Associates subleases the property to Empire State Building Company L.L.C. ("Sublessee"). On April 17, 2002, Associates acquired, through a wholly-owned limited liability company, the fee title to the Building, and to the land thereunder (the "Land"), (together, the "Real Estate"). See Note 2. The consolidated financial statements include the accounts of Associates and, effective April 17, 2002, its wholly-owned limited liability company, Empire State Land Associates L.L.C. All intercompany accounts and transactions have been eliminated in consolidation.

2. Summary of Significant Accounting Policies

Cash and cash equivalents

Cash and cash equivalents include investments in money market funds and all highly liquid debt instruments purchased with a maturity of three months or less when acquired. Cash at December 31, 2005 includes a money market account held at North Fork Bank pursuant to the terms of the mortgage, to be used monthly to satisfy a portion of the mortgage interest obligation.

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

The Building is being depreciated on a straight-line basis using an estimated life of 39 years from April 17, 2002. Prior to the acquisition of the Real Estate in April 2002, the Master Lease was stated at cost and amortized using the straight-line method over its lease term.

2. Summary of Significant Accounting Policies (concluded)

Mortgage financing costs

Mortgage financing costs, totaling $1,796,287, are being amortized ratably over the life of the mortgage.

Amortization expense amounts to $179,628 for each of the next five years subsequent to December 31, 2005.

Revenue Recognition

Basic rental income, as defined in a long-term lease, is a fixed minimum annual amount that Associates records ratably over the year. Additional rent is based on the net profits of the Sublessee, as defined, and is recorded by Associates when such amounts become determinable, at the end of each calendar year.

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

3. Rent Income

The annual minimum basic rent during the remainder of the Sublessee's first renewal term, through January 4, 2013, is $6,018,750. The sublease provides for three successive renewal options of twenty-one years each, at an annual basic rent of $5,895,625 throughout all subsequent renewal terms.

Additional rent through all renewal terms under the sublease is payable in an amount equal to 50% of the Sublessee's annual net income, as defined, in excess of $1,000,000. Additional rent earned for the year 2005 was $16,324,979.

4. Related Party Transactions

a) Rent income

All rent income is received by Associates from Sublessee, a related party, some of whose members are also members in Associates.

4. Related Party Transactions (concluded)

b) Supervisory and other services

Supervisory and other services are provided to Associates by its supervisor, Wien & Malkin LLP ("Wien & Malkin"), a related party in which Peter L. Malkin, a member in Associates, has an interest. Beneficial interests in Associates are held by one or more persons at Wien & Malkin, their family members, and/or trusts, limited liability companies or similar entities owned for their family members. Basic fees for supervisory services are $159,417 per annum. Wien & Malkin receives an additional payment equal to 6% of additional rent income received by Associates. For tax purposes, such payment is recognized as a profits interest and the Supervisor is treated as a partner, all without modifying each Participant's distributive share of reportable income.

Transactions in 2005 with Wien & Malkin were as follows:

Basic supervisory fee $159,417

Additional payment 867,791

$1,027,208

5. First Mortgage Note Payable

To finance the acquisition of the fee title to the Real Estate (Note 1) and certain related costs, Associates obtained a $60,500,000 first mortgage with North Fork Bank.

The mortgage matures on May 1, 2012. Monthly payments under the mortgage are interest only at a fixed annual rate of 6.5% through maturity. Payments commenced on June 1, 2002, except that short-term interest from the closing until April 30, 2002 was due on May 1, 2002. The mortgage may be prepaid at any time after 24 months with the payment of a premium equal to the greater of (a) 1% of the amount prepaid and (b) an amount calculated pursuant to a prepayment formula designed to preserve the bank's yield to maturity.

The mortgage loan is secured by a lien on the Real Estate and Associates' leasehold estate under the Master Lease of the Real Estate.

The estimated fair value of Associates' mortgage debt, based on available market information, was $61,282,000 at December 31, 2005.

6. Income Taxes

Net income is computed without regard to income tax expense since Associates does not pay a tax on its income; instead, any such taxes are paid by the participants in their individual capacities.

7. Contingencies

Wien & Malkin and Peter L. Malkin, a member in Associates, have been engaged in a proceeding with Sublessee's managing agent, Helmsley-Spear, Inc. commenced in 1997, concerning the management, leasing, and supervision of the property that is subject to the net sublease to the operating Sublessee. In this connection, certain legal and professional fees and other expenses have been paid and incurred by Wien & Malkin and Mr. Malkin, and additional costs are expected to be incurred. Wien & Malkin and Mr. Malkin have represented that such costs will be recovered only to the extent that (a) competent tribunal authorizes payment or (b) an investor voluntarily agrees that his or her proportionate share be paid. Accordingly, Associates' allocable share of such costs is as yet undetermined, and Associates has not provided for the expense and related liability with respect to such costs in these consolidated financial statements.

The original action was commenced in June 1997 and was referred to arbitration. The March 30, 2001 decision of the Arbitrators, which was confirmed by the court, (i) reaffirmed the right of the investors in the Sublessee to vote to terminate Helmsley-Spear, Inc. without cause, (ii) dismissed Helmsley-Spear, Inc.'s claims against Wien & Malkin LLP and Peter L. Malkin, and (iii) rejected the termination of Helmsley-Spear, Inc. for cause. The parts of the decision under appeal were initially affirmed by the Appellate Division, and the New York Court of Appeals declined to review such ruling. On October 6, 2003, the United States Supreme Court granted Wien & Malkin's petition, vacated the judgment of the Appellate Division and remanded the case to the New York court for further consideration of the issues raised by Wien & Malkin's appeal.

On October 14, 2004, the Appellate Division issued a unanimous decision reversing the Arbitrators. The Appellate Division decided (i) that there was a covert assignment without Sublessee's knowledge or consent and (ii) that the corporation controlled by Irving Schneider and now named "Helmsley-Spear," which has represented itself to be Sublessee's managing agent since September 1997, in fact never received a valid assignment to become Sublessee's managing agent. Sublessee's previously authorized managing agent, the original corporation named "Helmsley-Spear," was owned by Harry B. Helmsley and is no longer active. On May 10, 2005, Helmsley-Spear was granted leave to appeal the Appellate Division's decision, and on February 21, 2006 the Court of Appeals reversed the decision of the Appellate Division and reinstated the decision of the Arbitrators, including items (i), (ii), and (iii) in the preceding paragraph. Wien & Malkin and Peter Malkin are reviewing possible appeal of this ruling.

7. Contingencies (concluded)

In January 1998, Irving Schneider, who is one of the controlling principals of Helmsley-Spear and has no record or beneficial interest in the Sublessee, brought litigation against Sublessee's supervisor, Wien & Malkin, and member, Peter L. Malkin, claiming misconduct and seeking damages and disqualification from performing services for the Sublessee. In March 2002, the court dismissed Mr. Schneider's claims. Although Mr. Schneider thereafter appealed the dismissal, the claim has now been withdrawn and is no longer pending.

8. Concentration of Credit Risk

Associates maintains cash balances in two banks and in two money market funds (Fidelity U.S. Treasury Income Portfolio and North Fork Bank) and a distribution account held by Wien & Malkin LLP. The balance in each bank is insured by the Federal Deposit Insurance Corporation up to $100,000, and at December 31, 2005 there was an uninsured balance of approximately $1,189,900. The cash in the Fidelity U.S. Treasury Income Portfolio and the distribution account held by Wien & Malkin are not insured. The funds held in the distribution account were paid to the participants on January 1, 2006.

EMPIRE STATE BUILDING AND OBSERVATORY

COMPARATIVE COMBINED STATEMENT OF INCOME

YEARS ENDED

DECEMBER 31, 2005

AND

DECEMBER 31, 2004

[LETTERHEAD OF MCGRATH DOYLE & PHAIR, CPA]

March 31, 2006

Empire State Building Company

New York, N.Y.

We consent to the use of our independent accountants' report dated March 27, 2006 covering our audits of the Comparative Combined Statement of Income of Empire State Building and Observatory in connection with and as part of your December 31, 2005 annual report (Form 10-K) to the Securities and Exchange Commission.

New York, N.Y.

Empire State Building and Observatory
COMPARATIVE COMBINED STATEMENT OF INCOME
			Increase
	2005	2004	(Decrease)
INCOME
Rent, including electricity	$ 75,374,001	$ 69,630,556	$ 5,743,445
Observatory admissions	43,840,177	34,080,201	9,759,976
Other observatory income	5,900,237	5,739,711	160,526
Antenna rent	12,110,519	9,974,570	2,135,949
Insurance proceeds	-	39,996	(39,996)
Lease cancellation	42,269	299,259	(256,990)
Other	2,070,980	1,465,937	605,043
Total income	139,338,183	121,230,230	18,107,953

OPERATING EXPENSES
Rent	6,018,751	6,018,750	1
Real estate taxes	23,271,606	23,161,480	110,126
Wages, contract cleaning and protection service	15,114,363	15,271,480	(157,117)
Electricity	11,216,946	8,459,240	2,757,706
Tenants' and building alterations, repairs and supplies	16,473,941	16,028,298	445,643
Management fees and leasing commissions	4,394,083	4,567,665	(173,582)
Observatory:
Wages	3,878,246	3,451,808	426,438
Contracted labor	2,059,808	1,868,188	191,620
Advertising and public relations	430,529	299,404	131,125
Payroll taxes and other labor cost	1,537,842	1,250,507	287,335
Other taxes and expenses	1,180,783	949,282	231,501
Steam	2,975,179	2,377,428	597,751
Professional fees (Note 1)	2,293,434	2,323,508	(30,074)
Payroll taxes and other labor costs	4,621,429	4,442,204	179,225
Insurance	8,562,337	8,758,412	(196,075)
Water and sewer	159,046	352,638	(193,592)
Rubbish removal	54,942	110,771	(55,829)
Advertising	792,558	898,584	(106,026)
Telephone	88,367	100,514	(12,147)
Sprinkler alarm service	65,882	113,324	(47,442)
Directory service	11,064	31,743	(20,679)
Paging and other intercommunication	128,959	126,010	2,949
Dues	42,476	22,986	19,490
Other expenses	315,654	306,920	8,734
Total expenses before overage rent	105,688,225	101,291,144	4,397,081

NET OPERATING PROFIT	$ 33,649,958	$ 19,939,086	$ 13,710,872

OVERAGE RENT, 50% OF NET OPERATING PROFIT
IN EXCESS OF $1,000,000	$ 16,324,979	$ 9,469,543	$ 6,855,436

Empire State Building and Observatory

NOTES TO COMBINED STATEMENT OF INCOME

NOTE

1. Professional fees in 2005 and 2004 include payments to Wien & Malkin LLP aggregating $551,436 and $410,087, respectively, including supervisory fees of $270,000 in each year. A partner in Wien & Malkin LLP is a member in Company.

2. Litigation

(a) Company, and numerous other New York City Building owners, are defendants in an action entitled Stanislawa Staniszek v. A.C.&S. Inc., et al., which is part of the New York City Asbestos Litigation pending before the New York State Supreme Court.

It is alleged that plaintiff, now deceased, suffered from mesothelioma and other related conditions as a result of being exposed to asbestos and asbestos-related products while employed as a project supervisor at various locations, including the Empire State Building.

While a Note of Issue was filed in this matter over three years ago, placing the case on the Court's trial calendar, the matter has since been removed from any trial cluster assigned by the Court and no new trial date has been set.

Company is awaiting further activity in the case by plaintiff's counsel, before pressing for further discovery.

3. Contingent Liabilities

Wien & Malkin LLP and Peter L. Malkin, a member in Company, have been engaged in a proceeding with Helmsley-Spear, Inc. commenced in 1997, concerning the management, leasing and supervision of Company's property in which Wien & Malkin and Mr. Malkin have sought an order removing Helmsley-Spear. In this connection, certain costs for legal and professional fees and other expenses have been paid and incurred by Wien & Malkin and Mr. Malkin and additional costs are expected to be incurred. Wien & Malkin and Mr. Malkin have represented that such costs will be recovered only to the extent that ( a ) a competent tribunal authorizes payment by Company or ( b ) an investor voluntarily agrees that his or her proportionate share be paid. Accordingly, Company's allocable share of such costs is as yet undetermined and Company has not provided for the expense and related liability with respect to such costs in these financial statements.

The original action was commenced in June 1997 and was referred to arbitration. The March 30, 2001 decision of the Arbitrators, which was confirmed by the court, (i) reaffirmed the right of the investors to vote to terminate Helmsley-Spear without cause, (ii) dismissed Helmsley-Spear's claims against Wien & Malkin and Peter L. Malkin, and (iii) rejected the termination of Helmsley-Spear for cause. The parts of the decision under appeal were initially affirmed by the Appellate Division, and the New York Court of Appeals declined to review such ruling. On October 6, 2003, the United States Supreme Court granted Wien & Malkin's petition, vacated the judgment of the Appellate Division and remanded the case to the New York court for further consideration of the issues raised by Wien & Malkin's appeal.

Empire State Building and Observatory

NOTES TO COMBINED STATEMENT OF INCOME

NOTE

3. Contingent Liabilities (Continued)

On October 14, 2004, the Appellate Division issued a unanimous decision reversing the Arbitrators. The Appellate Division decided (i) that there was a covert assignment without Company's knowledge or consent and (ii) that the corporation controlled by Irving Schneider and now named "Helmsley-Spear," which has represented itself to be Company's managing agent since September 1997, in fact never received a valid assignment to become Company's managing agent. Company's previously authorized managing agent, the original corporation named "Helmsley-Spear," was owned by Harry B. Helmsley and is no longer active. On May 10, 2005, Helmsley-Spear was granted leave to appeal the Appellate Division's decision and on February 21, 2006 the Court of Appeals reversed the decision of the Appellate Division and reinstated the decision of the Arbitrators, including items (i), (ii) and (iii) in the preceding paragraph. Wien & Malkin and Peter Malkin are reviewing possible appeal of this ruling.

In January 1998, Irving Schneider, who is one of the controlling principals of Helmsley-Spear and has no record or beneficial interest in Company, brought litigation against Company's supervisor, Wien & Malkin, and member, Peter L. Malkin, claiming misconduct and seeking damages and disqualification from performing services for Company. In March 2002, the court dismissed Mr. Schneider's claims. Although Mr. Schneider thereafter appealed this dismissal, the claim has now been withdrawn and is no longer pending.

In April 2002, Leona M. Helmsley, who is a 63.75% member in Company, brought litigation against Company's supervisor, Wien & Malkin, and member, Peter L. Malkin, claiming misconduct and seeking damages and disqualification from performing services for Company. In December 2002, this litigation was dismissed.